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                                                                [EXECUTION COPY]



                              ASSET PURCHASE AGREEMENT

                                         BY
                                        AND
                                      BETWEEN

                                MERRILL CORPORATION
                               MERRILL DANIELS, INC.

                                        AND

                       DANIELS PRINTING, LIMITED PARTNERSHIP
                               DANIELS PRINTING CORP.
                                GROVER B. DANIELS II
                                   LEE S. DANIELS
                       THE LEE AND JOAN DANIELS FAMILY TRUST
                                        AND
                                  JAMES E. GATELY


                                    DATED AS OF
                                   MARCH 11, 1999

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                              ASSET PURCHASE AGREEMENT

       THIS ASSET PURCHASE AGREEMENT, dated as of March 11, 1999, is by and between Merrill Corporation, a Minnesota corporation (the "PARENT" or "MERRILL"), Merrill Daniels, Inc. a Minnesota corporation (the "PURCHASER") and Daniels Printing, Limited Partnership (the "SELLER"), Daniels Printing Corp., a Massachusetts corporation and the sole general partner of the Seller ("DANIELS"), Grover B. Daniels II ("G. DANIELS"), Lee S. Daniels ("L.DANIELS"), The Lee and Joan Daniels Family Trust under agreement dated September 1, 1994 (the "Trust"), and James E. Gately ("GATELY") (G. Daniels, L.Daniels the Trust and Gately are hereinafter referred to as the "LIMITED PARTNERS", which together with the General Partner are collectively referred to as the "OWNERS").

       A. The parties hereto wish to provide for the terms and conditions upon which the Purchaser will purchase substantially all of the assets and assume substantially all of the liabilities of the Seller's business (the "BUSINESS").

       B. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of the assets and the Business and also to prescribe various conditions to such transaction.

       Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

1.     PURCHASE OF ASSETS.

       1.1.   ASSETS TO BE PURCHASED.

              (a) Upon the terms and subject to the conditions of this Agreement, the Seller will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase, as a going concern, from the Seller, at the Closing, all of the businesses, assets, properties, goodwill and rights of the Seller, of every nature, kind and description, tangible and intangible, real, personal or mixed, wheresoever located and whether or not carried or reflected on the books and records of the Seller, including, without limitation, real and personal property that is now owned or leased by the Seller or in which the Seller has any right or interest; franchises; all right, title and interest in and to the use of Seller's corporate or entity names and any derivatives or combinations thereof (in accordance with Section 4.16 herein), including, without limitation, those listed in Exhibit 1.1(a) hereto; logos, trademarks, trademark registrations and trademark applications or registrations thereof, including the goodwill associated therewith; the goodwill of the Seller's business; copyrights, copyright applications and copyright registrations, patents and patent applications; rights under or pursuant to licenses by or to the Seller; development and prototype hardware, software, processes, formula, trade secrets, inventories and royalties, including all rights to sue for past infringements; leaseholds and other interests in land, inventory (accumulated costs of jobs and supplies), equipment,

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       machinery, furniture, fixtures, motor vehicles and supplies; cash, money and deposits with financial institutions and others, certificates of deposit, commercial paper, notes, evidences of indebtedness, stocks, bonds and other investments; accounts receivables; prepaid expenses; insurance policies, contracts, purchase orders, customers, lists of customers and suppliers, sales representative agreements, and all favorable business relationships, causes of action, judgments, claims and demands of whatever nature; telephone, telefax and telex numbers; all listings in all telephone books and directories; all credit balances of or inuring to the Seller under any state unemployment compensation plan or fund; employment contracts (except for those employment contracts specifically excluded herein); obligations of the present and former officers and employees and of individuals and corporations; rights under joint venture agreements or arrangements; files, papers and records relating to the Seller's businesses and assets; and the assets as reflected on the Latest Balance Sheet, with only such dispositions of such assets reflected on the Latest Balance Sheet as shall have occurred in the ordinary course of Seller' businesses between the date thereof and the Closing and which are permitted by the terms hereof (the foregoing are sometimes collectively called the "ASSETS").

              (b) Notwithstanding the foregoing, the Seller will not sell, transfer, convey, assign or deliver to the Purchaser, and the Purchaser will not purchase from the Seller, the following assets (the "EXCLUDED ASSETS"):

                     (i) the consideration delivered to the Seller pursuant to this Agreement for the Assets;

                     (ii) the minute books (and any documents related to the Seller's organization or foreign qualification contained in such minute books), corporate seal and limited partnership records;

                     (iii) limited and general partnership interests or other interests representing the ownership of the Seller;

                     (iv)   amounts owing to the Seller by:  (A) the Owners; and
              (B) officers and directors of  the Seller;

                     (v) all documentation pertaining to any liability of the Seller not assumed by Purchaser;

                     (vi) all rights to seek contribution from any responsible persons pursuant to Massachusetts General Laws Chapter 21E for the costs Owners incur in their performance of any environmental remediation, monitoring or other work;

                     (vii) the Seller Employment Agreements and the Seller Severance Agreements as those terms are defined in Section 1.2(c) herein;

                     (viii) cash equal to the amount of the reserves reflected
              on the Latest Balance Sheet set forth in Section 1.3(a)(iii) herein;

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                     (ix)   the Key Man Life Insurance Policies issued by Mass
              Mutual and Northwest Mutual insuring the life of Grover B. Daniels II;

                     (x) all amounts collected from customers or employees in respect of Taxes relating to Tax Returns due after the date hereof for which the Seller is responsible to remit such Taxes to an Authority;

                     (xi) annuity contract with respect to Rita C. Benullo, policy number 1,881,852;

                     (xii) a sufficient amount of cash to make the Seller's required matching contribution to the 401(k) Plan (as defined in Section 4.17) with respect to the payroll paid (or payable) through the Closing Date, provided that Seller will make a good faith estimate of this amount at least three (3) days prior to the Closing Date and provide such estimate to Purchaser. Within ten
              (10) days after the Closing Date Seller will provide Purchaser with an accounting of such contribution actually made and shall pay the excess, if any, of the estimated amount to Purchaser;

                     (xiii) the whole life insurance policy with respect to the
              Life of Joseph Honyotski issued by Massachusetts Mutual Life Insurance Company, Policy Number 8,598,301 in the amount of $100,000; and

                     (xiv) the assets specifically described on Exhibit 1.1(b) hereto.

       1.2.   LIABILITIES ASSUMED.

       Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as have been made in accordance with the terms hereof), the Purchaser will assume all liabilities of the Seller (the "ASSUMED LIABILITIES"), including those set forth on Exhibit 1.2 (the "LIABILITIES UNDERTAKING"), other than the Retained Liabilities (as defined below). The Seller expressly understands and agrees that, except as expressly assumed by the Purchaser, the Purchaser has not agreed to pay, will not be required to assume and will have no liability or obligation, direct or indirect, absolute or contingent, for the liabilities of the Seller or any respective affiliates or associates, which are retained by Seller, which liabilities will, as between the Seller and the Owners, on the one hand, and the Purchaser, on the other hand, remain the sole responsibility of, and will be satisfied by, the Seller (the "RETAINED LIABILITIES"), which Retained Liabilities are:

              (a) any debt, liability or obligation of the Seller or any affiliates or associates, direct or indirect, known or unknown, fixed, contingent or otherwise, that (i) is unrelated to the Assets or the Business; or (ii) relates to the Assets and is based upon or arises from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition occurring or existing on or before the Closing Date, and known by the Seller or the Owners and not disclosed to the Purchaser in writing on or prior to the Closing Date (other than any debt, liability or obligation of the Seller arising after the date of the Latest Balance Sheet which is not required to be disclosed pursuant to
       Section 2.8)

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       except to the extent that the same was expressly assumed by the
       Purchaser pursuant to the terms of the Liabilities Undertaking;

              (b) (i) any obligation for Taxes related to the Seller, the Business or any of the Assets for any Tax period or portion thereof ending on or before June 30, 1994; (ii) any obligation for Taxes measured by the income of the Seller or the Owners; and (iii) any Tax liability relating to or arising out of the transfer of the Assets pursuant to this Agreement;

              (c) (i) any debt, liability or obligation, direct or indirect, known or unknown, fixed, contingent or otherwise, based upon or arising from any act, omission, transaction, circumstance, state of facts or other condition occurring or existing on or before the Closing Date and relating to (A) any collective bargaining agreement or any "employee pension benefit plan" ("PENSION PLAN") as such term is defined in Section 3(2) of ERISA, including without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a "multi-employer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or (B) any "employee welfare benefit plan" ("WELFARE PLAN") as such term is defined in Section 3(1) of ERISA, including without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a Multi-Employer Plan within the meaning of Section 3(37) of ERISA, or any cafeteria plan subject to Section 125 of the Code, and any plan, policy, practice or agreement that provides health, dental or life insurance benefits whether insured or otherwise, to which the Seller is a party or under which the Seller's employees, former employees or spouses or dependents of employees or former employees is covered, including without limitation, or any obligation to contribute to, or any obligation or liability for any withdrawal liability arising in connection with, any Multiemployer Plan attributable to participation therein by current or former employees of the Seller as a result of this Agreement and the transactions contemplated hereby or otherwise, (ii) any of the matters described in Sections 2.16(a) (except for the five employment agreements with the sales representatives) or 2.19 of the Disclosure Schedule, or
       (iii) any employment agreements or arrangements between the Seller and Grover B. Daniels, James E. Gately and Lee S. Daniels (collectively, the "SELLER EMPLOYMENT AGREEMENTS"), or (iv) any severance agreements or arrangements between the Seller and Jon M. Morrison and Richard N. Kenney (collectively, the "SELLER SEVERANCE AGREEMENTS");

              (d) (i) (A) any liability arising out of or related to the management of wastes, byproducts or spent materials generated by the Seller, any subsidiaries, former subsidiaries or affiliates; or (B) any liability arising out of or related to any pollution or threat to human health or the environment or violation of any Environmental Law that is related to the Seller's management, use, control, ownership or operation of the business of the Seller, any subsidiary, former subsidiaries or affiliates, including without limitation any on-site or off-site activities involving Environmentally Regulated Materials, that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment or violation of any Environmental Law is described in the Disclosure Schedule; and (ii) any Environmental Claim against

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       any person or entity whose liability for such Environmental Claim the
       Seller has or may have assumed or retained either contractually or by operation of law;

              (e) any debt, liability or obligation, direct or indirect, known or unknown, fixed, contingent or otherwise owing by the Seller to
       (i) any of the Owners; or (ii) officers or directors of the Seller other than salary, reimbursement of approved business expenses or other recurring payments due and payable in the ordinary course of business;

              (f) any liability arising out of the litigation captioned NARINDER JAIN V. DANIELS PRINTING CO. and RAJ JAIN V. DANIELS PRINTING CO. Docket Nos. 96-026456 and 97-27636 currently pending in the Superior Court of the Commonwealth of Massachusetts (the "JAIN LAWSUIT");

              (g)    the subordinated debt in the amount of $5,862,285 owed to
       L. Daniels and DPC Disposition Trust as of February 28, 1999, plus any interest accrued thereon between February 28, 1999 and the Closing Date; and

              (h) any amount due Tucker Anthony, Incorporated, which amount shall be paid by the Owners at the Closing.

At the Closing, the Seller will convey, transfer, assign and delegate, and the Purchaser will accept and assume, those contracts, agreements and commitments listed on the Liabilities Undertaking to be assumed by the Purchaser (the "ASSUMED CONTRACTS").

       1.3.   PURCHASE PRICE.

              (a) The total consideration to be paid by the Purchaser to the Seller for the Assets (the "PURCHASE PRICE") will be an amount equal to:

                     (i)    Forty-Five Million Dollars ($45,000,000); plus

                     (ii) the assumption by the Purchaser of the Assumed Liabilities as of the Closing Date pursuant to the Liabilities Undertaking referred to in Section 1.2 hereof; plus

                     (iii) the amount of the reserve as set forth on the Latest Balance Sheet (as defined in Section 2.7) with respect to the Jain Lawsuit; minus

                     (iv) the amounts owing to the Seller, if any, by (A) the Owners, and (B) the officers and directors of the Seller as of the Closing Date; minus

                     (v) the book value, if any, on the Latest Balance Sheet of the Key Man Life Insurance policies issued by Mass Mutual and Northwest Mutual insuring the life of Grover B. Daniels II; and

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                     (vi)   plus or minus, as the case may be, the amount by
              which the accrual for vacation, holiday and sick pay as of the Closing Date exceeds or is less than the amount actually paid to the employees pursuant to Section 4.11(f) herein.

              (b)    At the Closing, the Purchaser will:

                     (i) pay the Seller, by wire transfer, immediately available funds of Forty-five Million Dollars ($45,000,000) less
              (A) the sum of the amounts set forth in Sections 1.3(b)(ii) and
              (iii) and 1.3(a)(iv) and (v), plus (B) the sum of the amounts set forth in Section 1.3(a)(iii), plus or minus, as the case may be,
              (C) the amount described in Section 1.3(a)(vi), to a bank account of the Seller pursuant to written instructions of the Seller given to the Purchaser at least 48 hours prior to the Closing;

                     (ii) pay to Fleet Bank of Massachusetts, on behalf of Seller, by wire transfer, immediately available funds of Five Million Three Hundred Thousand Dollars ($5,300,000) plus all interest accrued thereon to Closing pursuant to the terms of that certain Credit Facility dated as of June 30, 1994 by and between Seller and Fleet Bank (the "FLEET AGREEMENT");

                     (iii) deposit, on behalf of the Seller, an amount equal to Two Million Dollars ($2,000,000) (the "ESCROW DEPOSIT") with U.S. Bank, N.A. or another escrow agent mutually acceptable to the Seller and the Purchaser (the "ESCROW AGENT") under the escrow agreement (the "ESCROW AGREEMENT"), a copy of which is attached as
              Exhibit 1.3(b) hereto, which Escrow Deposit will be retained and disbursed by the Escrow Agent under the terms of the Escrow Agreement;

                     (iv) execute and deliver to the Seller, the Liabilities Undertaking; and

                     (v) pay the full amount of the revolving credit borrowings under the Fleet Agreement.

       1.4.   ALLOCATION OF PURCHASE PRICE.

       The Purchase Price will be allocated among the Assets in the manner which is consistent with the requirements of Section 1060 of the Code and as set forth on Exhibit 1.4 hereto; it being understood that such determination will be binding on the Purchaser only for the purposes of U.S. Federal, state and local taxation. The Purchaser, the Seller and the Owners will file all Tax Returns and tax reports (including IRS Form 8594) in accordance with and based upon such allocation and will take no position in any Tax Return, tax proceeding or tax audit which is inconsistent with such allocation. If any portion of the Escrow Deposit is paid to the Purchaser by the Escrow Agent under the terms of the Escrow Agreement, the Purchaser and the Seller shall negotiate in good faith the appropriate reduction in the Purchase Price allocated to any Asset pursuant to the provisions in Exhibit 1.4, taking into account the reason for the payment.

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       1.5.   CLOSING.

       Unless this Agreement has been terminated and the transactions contemplated have been abandoned pursuant to Article 7 hereof, a closing (the "CLOSING") will be held on March 30, 1999 at 9:00 a.m., Minneapolis, Minnesota local time or at such other time as the parties may agree upon (the "CLOSING DATE"); provided, however, that if any of the conditions provided for in Articles 5 and 6 hereof have not been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the best efforts of such party, will be entitled to postpone the Closing by notice to the other parties until such condition or conditions will have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but in no event will the Closing occur later than April 30, 1999 (the "TERMINATION DATE"). The Closing will be held at the offices of Hutchins, Wheeler & Dittmar in Boston, Massachusetts or at such other place as the parties may mutually agree, at such time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

       1.6.   INSTRUMENTS OF TRANSFER TO PURCHASER.

              (a) At the Closing, the Seller will deliver to the Purchaser such bills of sale, endorsements, assignments, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to the Purchaser and its counsel, as will be required to vest in the Purchaser title to the Assets, including without limitation:

                     (i) a cashier's or certified check drawn by the Seller to the order of the Purchaser in the aggregate amount of all of the Seller's cash on hand and in banks less an amount equal to all uncleared checks which have been drawn by the Seller prior to the Closing in payment of Assumed Liabilities (the Seller agree to retain in such banks an amount equal to such uncleared checks until such checks are cleared) or, at the Purchaser's option, an assignment of all of the Seller' bank accounts in form and substance satisfactory to the Purchaser,

                     (ii) bills of sale executed by the Seller vesting in the Purchaser good and merchantable or marketable title, as the case may be, to all of the Assets in the form attached as Exhibit 1.6 hereof;

                     (iii) a Massachusetts quit claim deed, FIRPTA Affidavit and such other documents necessary to vest marketable title in the Real Property in Purchaser;

                     (iv) appropriate endorsements and assignments of the contracts, licenses, agreements, permits, plans, commitments and other binding arrangements included in the Assets;

                     (v) all data relating to the Assets, property, goodwill and business included in the Seller' business; and

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                     (vi)   all copies of the source code and object code and
              all documentation relating thereto for all computer software programs included in the Assets.

              (b) The Seller will take all other actions necessary to put the Purchaser in actual possession and operating control of the Assets.

2.     REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE OWNERS.

       The Seller hereby represents and warrants to the Purchaser as of the date hereof and each Owner represents and warrants to the Purchaser, severally and not jointly, as to matters in Sections 2.3 and 2.4 hereof as follows:

       2.1.   DISCLOSURE SCHEDULE.

       The disclosure schedule delivered simultaneously herewith by the Seller and labeled as the disclosure schedule (the "DISCLOSURE SCHEDULE") is divided into sections which correspond to the sections of this Article 2. The Disclosure Schedule is accurate and complete. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity in a manner which reasonably puts Purchaser on notice of the intended exception to the representation or warranty described. Disclosures in any subsection of the Disclosure Schedule will not constitute disclosure for purposes of any other subsection and other section of this Agreement or any exhibit to or other writing which is designated herein as being part of this Agreement, unless (i) it is reasonably clear from such disclosure of the applicability to some other section, or (ii) such disclosure specifically cross-references such other section or subsection.

       2.2.   CORPORATE ORGANIZATION.

              (a) The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with requisite power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Seller is duly qualified or licensed to do business as a foreign limited partnership in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing. The Disclosure Schedule contains a list of all jurisdictions in which the Seller is qualified or licensed to do business. The Seller has provided the Purchaser with complete and correct copies of the Seller's limited partnership agreement. The Seller does not own (and has not at any time since June 30, 1994) of record or beneficially any equity interest of any corporation, partnership, limited liability company, joint venture or other entity.

              (b) Daniels is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has the full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.

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       2.3.   CAPITALIZATION.

              (a) All shares of capital stock of Daniels are owned by G. Daniels, L.Daniels and Gately free and clear of any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer or encumbrance of any nature whatsoever.

              (b) The amount and type of limited partnership interests of the Seller outstanding as of the date of this Agreement are set forth on the Disclosure Schedule. All issued and outstanding limited partnership interests of the Seller are duly authorized, validly issued, and are without, and were not issued in violation of, preemptive rights. Except as set forth on the Disclosure Schedule, all limited partnership interests of the Seller are owned by the Owners free and clear of any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer or encumbrance of any nature whatsoever. Except as set forth on the Disclosure Schedule: (i) there are no partnership interests of the Seller outstanding or any interests or other rights convertible into or exchangeable for such interests; (ii) there are no outstanding rights to purchase or acquire any partnership interests of the Seller or any interests convertible into or exchangeable for such partnership interests; and (iii) there are no contracts, commitments, understandings, arrangements or restrictions by which the Seller is bound to issue or to acquire any additional partnership interests or other rights to purchase or acquire any partnership interests of the Seller or any interests convertible into or exchangeable for such membership interests.

       2.4.   AUTHORIZATION.

       The Seller and Daniels have full corporate or partnership, as the case may be, power and authority to enter into this Agreement and to carry out the transactions contemplated herein. G. Daniels, L.Daniels and Gately, and each of them, have the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including without limitation, the legal capacity to execute, deliver and perform the agreements or contracts, if any, required by Article 5 to be executed and delivered by any of them as a condition to the Closing. With respect to the Trust, the trustee executing this Agreement on behalf of the Trust, as trustee, has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Seller, Daniels and the Owners have taken all action required by law, Daniels' articles of organization and Bylaws, the Seller's limited partnership agreement, the Trust's declaration of trust and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Seller and Daniels and no other corporate or partnership action, as the case may be, is necessary. This Agreement has been duly and validly executed by the Limited Partners. This Agreement is the valid and binding legal obligation of the Seller and the Owners, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of applicability relating to or affecting creditors' rights and general principles of equity.

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       2.5.   NON-CONTRAVENTION.

       Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of organization or Bylaws of Daniels; (ii) violate or be in conflict with any provision of the limited partnership agreement of the Seller; (iii) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Seller is a party or by which the Seller or any of the Seller's properties or assets is bound; (iv) result in the creation or imposition of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind of nature (whether or not of record) (a "LIEN"), other than (A) mechanics', carriers', workers' or other like liens arising in the ordinary course of business; (B) minor imperfections of title which do not individually or in the aggregate, impair the continued use and operation of the real property assets and fixtures to which they relate in the operation of the Business as currently conducted; and (C) liens for current taxes not yet due and payable ("PERMITTED LIENS"), upon the Assets, under any Assumed Contract or any debt, obligation, contract, agreement or commitment to which the Seller is a party or by which the Seller or any of the Assets is bound; or (v) violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a "LAW" and collectively as "LAWS") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an "AUTHORITY" and collectively as "AUTHORITIES").

       2.6.   CONSENTS AND APPROVALS.

       Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT") or otherwise as set forth in the Disclosure Schedule, with respect to the Seller and the Owners, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing ("CONSENT") with any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Seller or the Owners or the consummation by the Seller and the Owners of the transactions contemplated herein.

       2.7.   FINANCIAL STATEMENTS.

       The Disclosure Schedule contains true and complete copies of audited balance sheets of the Seller as of December 31, 1996, 1997 and 1998, and the related statements of operations (or income or loss), changes in cash flow for each of the respective fiscal years then ended, and the report thereon of Arthur Andersen, LLP, independent certified public accountants and the unaudited balance sheet of the Seller as of January 31, 1999, and the related statements of operations (or income or loss), changes in cash flow for the year then ended. The balance sheet as of January 31, 1999 is referred to herein as the "LATEST BALANCE SHEET." Except as disclosed therein, the foregoing financial statements (i) are in accordance with the books and records of the Seller and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP"); (ii) fairly present the financial position of the Seller as of the respective dates thereof, and the results of operations (or income or loss) and changes in cash flow for the periods then ended, all in accordance with GAAP; and
(iii) with respect to the Latest Balance Sheet, the absence of footnotes and normal year-end adjustments.

       2.8.   ABSENCE OF UNDISCLOSED LIABILITIES.

       To the Seller's Knowledge, except as and to the extent (i) reflected on or reserved for in the Latest Balance Sheet, (ii) set forth on the Disclosure Schedule, (iii) related to the purchase of paper, ink or consumables in the ordinary course of business after the date of the Latest Balance Sheet, or (iv) incurred in the ordinary course of business after the date of the Latest Balance Sheet and not exceeding $50,000 in amount in any single case, the Seller does not have any debt, liability or obligation, known or unknown, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, of any nature whatsoever, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Seller's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable (collectively "LIABILITY"). Seller is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity.

       2.9.   ABSENCE OF CERTAIN CHANGES.

       Except as set forth in the Disclosure Schedule, since the date of the Latest Balance Sheet, the Seller has owned and operated the Assets in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the foregoing exceptions:

              (a) the Seller has not experienced any change which has had a Material Adverse Effect or experienced any event (excluding general market and industry conditions as to which Purchaser and Seller are each aware) or failed to take any action which reasonably could be expected to result in a Material Adverse Effect on the Seller;

              (b) the Seller has not suffered any material loss, damage, destruction of property or Assets or other casualty to property or Assets (whether or not covered by insurance) which has or would have a Material Adverse Effect;

              (c) the Seller has not suffered any loss of officers, directors, partners, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a Material Adverse Effect on the Seller; and

              (d) no event has taken place which if it had occurred following the date hereof would constitute a violation of Section 4.1 hereof.

       2.10.  ASSETS.

              (a) Except as set forth in the Disclosure Schedule, the Seller has good and marketable (or merchantable, as the case may be) title to all of the Assets, free and clear of any Lien, other than Permitted Liens.

              (b) The Seller has full right and power to, and at the Closing will, convey to the Purchaser at Closing good title to all of the Assets, free and clear of any Lien, other than Permitted Liens.

              (c) The machinery, equipment, vehicles and other personal property used by the Seller in the Business are in good operating condition and repair, normal wear and tear excepted, and fit for the intended purposes thereof. Such machinery, equipment, vehicles and other personal property has been maintained in accordance with Seller's standard maintenance procedures and according to such procedures no material maintenance, replacement or repair has been deferred or neglected.

              (d) To the Seller's Knowledge, except as set forth on the Disclosure Schedule, all real properties included in the Latest Balance Sheet or acquired after the date thereof by the Seller, and all real properties leased by the Seller (collectively, the "REAL PROPERTY"), are free from any structural defects, in good condition and repair, with no material maintenance, repair or replacement having been deferred or neglected, suitable for the intended use, and free from other material defects, normal wear and tear accepted. Except as set forth on the Disclosure Schedule, each such Real Property and its present use conform in all respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws. Except as set forth on the Disclosure Schedule, all public utilities necessary for the use and operation of any facilities on the aforesaid real properties are available for use or access at such properties and there is no legal or physical impairment to free ingress or egress from any of such facilities or Real Properties. The legal description of all Real Property is set forth on the Disclosure Schedule. With respect to the leased Real Property, the Disclosure Schedule includes termination/renewal provisions of such leasehold interest, and the amount of rent and/or royalty to be paid under the terms of such leases. All such leasehold interests are valid and in full force and effect and enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, and other laws affecting the rights of creditors generally or the availability of specific performance, injunctive relief and other equitable remedies. Seller is not, and to Seller's Knowledge no other party is, in violation, breach or default, of or under such leasehold interest. No such leasehold interests contain any provision that would be triggered or cause a breach or a right to terminate such leasehold interests upon a change in control (or change in ownership) of the lessee. The lease by and between Seller and CStone-Boston, Inc., successor in interest to Lincoln Summer Realty Trust dated as of July 12, 1995, for the real property located at 125 Summer Street (the "BOSTON LEASE") is freely assignable by Seller to Purchaser without the consent of the landlord or any other party. The lease by and between Seller and East 55th
       Street Limited Partnership, successor in interest to Overton-La Cholla Joint Venture for the real property located at 70 East 55th Street, dated as of January 25, 1995 (the "NEW YORK LEASE") is freely assignable by the Seller without the consent of the landlord or any other party as a result of the transactions contemplated by this Agreement so long as Merrill has a net worth at least equal to or in excess of Seller's net worth and provided further that Merrill executes a recordable assignment agreement, and delivers its financial statements to the landlord evidencing such net worth. In the case of both the Boston Lease and the New York Lease, upon such assignment to Purchaser, Purchaser will be entitled to all of the benefits of each such lease and the terms of each such lease shall be binding upon each respective landlord.

              (e) The Assets constitute all of the property and assets, real, personal and mixed, tangible and intangible, presently used to carry on the Business of the Seller, and the Assets are adequate to carry on the Business of the Seller as presently conducted.

              (f) Neither the Seller nor any of the Owners are a foreign person and are not controlled by a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

       2.11.  INVENTORIES.

       Except as set forth in the Disclosure Schedule, all accumulated costs on jobs in progress as of the date of the Latest Balance Sheet are, and as of the Closing Date will be, valued at the lower of cost or market. Except as set forth on the Disclosure Schedule, to the Seller's Knowledge, all inventory and other supplies of the Seller used in the Business (including, without limitation, paper, ink and chemicals) (the "INVENTORY"): (i) are of a quality and quantity usable in the ordinary course of the Business, and the present quantities of Inventory of the Seller used in the Business are reasonable; and
(ii) meet in the aggregate the stricter of industry or Seller specifications applicable to such Inventory.

       2.12.  RECEIVABLES AND PAYABLES

              (a) The Disclosure Schedule contains a summary aging report as of January 31, 1999 of all of the receivables of the Seller included in the Assets. Except as set forth on the Disclosure Schedule, (i) the Seller has good right, title and interest in and to the trade accounts receivable and notes receivable included in the Assets; (ii) none of such receivables are subject to any Lien, other than Permitted Liens; (iii) all of the trade accounts receivable and notes receivable owing to the Seller constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known claims, refusals to pay or other rights of set-off against any thereof;
       (iv) except as set forth on the Disclosure Schedule, no account or note debtor is delinquent in payment by more than 90 days; (v) the aging schedule of the trade accounts receivable and notes receivable accounts of the Seller attached to the Disclosure Schedule is complete and accurate;
       and (vi) the reserve established by the Seller on the Latest Balance Sheet has been established in accordance with GAAP and, to the Seller's Knowledge, is adequate to cover any doubtful accounts.

              (b) The Disclosure Schedule contains a listing of all trade accounts payable and notes payable of the Seller as of the date specified thereon. All such trade accounts payable and notes payable arose from bona fide transactions in the ordinary course of the Seller's Business and, except as set forth on the Disclosure Schedule, no such account payable or note payable is delinquent by more than 90 days in its payment.

       2.13.  INTELLECTUAL PROPERTY RIGHTS.

              (a) The Disclosure Schedule contains a listing of all (i) patents, patent applications (collectively the "PATENTS"), (ii) copyrights (the "COPYRIGHTS"), (iii) tradenames, registered and common law trademarks, trademark applications (the "TRADEMARKS"), (iv) service marks, service mark applications (the "SERVICE MARKS"), and (v) computer programs and other computer software used or to the Seller's Knowledge necessary in connection with the Assets and for the conduct of the Business of the Seller (the Patents, Copyrights, Trademarks, Service Marks, together with trade secrets, plans and specifications, inventions, know-how, technology, proprietary processes and formulae (the "TRADE SECRETS") used or to the Seller's Knowledge necessary in connection with the Assets and for the conduct of the Business of the Seller are collectively referred to as "INTELLECTUAL PROPERTY RIGHTS"). All issued Patents and registered Copyrights, Trademarks and Service Marks are collectively referred to as the "REGISTERED INTELLECTUAL PROPERTY RIGHTS." The Intellectual Property Rights are sufficient to conduct the Business as presently conducted.

              (b) Except as set forth on the Disclosure Schedule, the Seller owns, has the unrestricted right to use and has sole and exclusive possession of and have good and valid title to, or sufficient license or other rights to, all of the Intellectual Property Rights, free and clear of all Liens.

              (c) All Registered Intellectual Property Rights are in compliance in all material respects with formal legal requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. All Patents are valid and enforceable and no Patents have been or are now involved in any interference, reissue, reexamination, opposition, declaratory judgment or other invalidating proceeding, nor, to the Seller's Knowledge is any such action threatened with respect to any of the Patents. To Seller's Knowledge, no application for a potentially infringing patent has been filed and no potentially infringing patent has been issued. To Seller's Knowledge, no Trademarks have been or are involved in any opposition, invalidation or cancellation proceeding and, there is no basis for the commencement of any such proceeding. To the Seller's

       Knowledge, the Trademarks are valid and enforceable and, to Seller's Knowledge, no person holds any infringing or potentially infringing trademark and, to the Seller's Knowledge, no application for any infringing or potentially infringing trademark has been made.

              (d) A copy of all documentation relating to the Trade Secrets have been furnished to the Purchaser. Such documentation is current, accurate and complete in all material respects. To the Seller's Knowledge, the Trade Secrets are not part of the public domain or literature nor have they been used, divulged or appropriated for the benefit of any person or entity other than the Seller or to the detriment of either of the Seller. The Seller has taken such measures and precautions to protect the secrecy, confidentiality and value of the Trade Secrets as it has deemed appropriate.

              (e) Except as set forth on the Disclosure Schedule, the use of all Intellectual Property Rights necessary or required for the conduct of the Business of the Seller as presently conducted does not and , to the Seller's Knowledge, will not infringe or violate any trade secrets, plans and specifications, patents, copyrights, tradenames, registered and common law trademarks, trademark applications, service marks, service mark applications, computer programs and other computer software, inventions, know-how, technology, proprietary processes and formulae or other intellectual property rights of any other person or entity (the "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS"). The Seller is not, to the Seller's Knowledge, using any confidential information or trade secrets of others.

              (f) All agreements relating to licenses of Intellectual Property Rights granted by or to the Seller are set forth on the Disclosure Schedule. All such licenses set forth on the Disclosure Schedule are in good standing, valid and effective in accordance with their respective terms and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance), in each case by either the Seller or by any other party thereto. There are no outstanding and, to the Seller's Knowledge, no threatened disputes or disagreements with respect to any such agreement.

              (g) Except as set forth on the Disclosure Schedule, the Seller is not obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights or Third Party Intellectual Property Rights.

              (h) Except as set forth on the Disclosure Schedule, all employees, contractors and consultants of the Seller have executed written agreements with the Seller which assign to the Seller all rights to any inventions, improvements, discoveries or information. No employee, or, to Seller's Knowledge any contractor or consultant of the Seller, have entered into any agreement which restricts or limits in any way the scope or type of work in which such employee, contractor or consultant may be engaged or requires such employee, contractor or consultant to transfer, assign or disclose information concerning such employee's, contractor's or consultant's work to anyone other than the Seller.

              (i) Except as set forth on the Disclosure Schedule, to the Seller's Knowledge the software, hardware, and firmware used by Seller and by its suppliers, vendors and customers is Year 2000 Compliant. The term "YEAR 2000 COMPLIANT" as used in the preceding sentence, means that no operational, financial, data transmission, communication or process is materially affected or materially interrupted by dates prior to, during or after the Year 2000, and in particular, without prejudice to the generality of the foregoing that:

                     (i) no value for current date will cause any interruption in operation;

                     (ii) all manipulation of time related data will produce the required results for all valid date values prior to, during and after the Year 2000;

                     (iii) if the date elements in interfaces and data storage specify the century, they will permit specifying the correct century either explicitly or by unambiguous algorithms or inferencing rules; and where any date element is represented without a century, the correct century shall be unambiguous for all manipulations involving that element; and

                     (iv)   Year 2000 must be recognized as a leap year.

       2.14.  LITIGATION.

       Except as set forth in the Disclosure Schedule, (i) there is no legal, administrative, arbitration, or other proceeding, suit, claim, judgment, decree, decision, injunction, writ or order pending or noticed, and (ii) to the Seller's Knowledge, there is no investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), pending or scheduled, or any threatened legal, administrative arbitration, or other suit, claim, judgment, decree, decision, injunction, writ or order, in any case involving as a party, the Seller, its assets, properties or business or its officers, directors, managers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

       2.15.  TAX MATTERS.

              (a) The Seller has properly completed and duly filed on a timely basis (subject to any valid extensions filed by the Seller) and in form and substance that is, in all material respects, correct, all Tax Returns required to be filed on or prior to the date hereof with respect to Taxes imposed upon the Seller relating to its business and operations. Any such Tax Returns filed by the Seller after the date hereof, to the extent they include taxable periods ending before the Closing Date, will conform with the provisions of this subsection 2.15(a).

              (b) All Taxes imposed upon the Seller with respect to all taxable periods ending on or before the Closing Date, to the extent that such Taxes have become due, have been paid or will be paid on or before the Closing Date. There are no Liens for such Taxes upon any property or assets of the Seller. The Seller has withheld and remitted or will withhold and remit all Taxes required to be withheld and remitted by it on or before the Closing Date with respect to all taxable periods or portions of taxable periods ending on or before the Closing Date. The Purchaser and the Seller will cooperate in the filing of Tax Returns for periods which include the Closing Date but are due after the Closing Date. Seller shall be responsible for the filing of all such Tax Returns and the payment of all Taxes shown due thereon.

              (c) No Tax Returns of the Seller (or the Owners with respect to items of income or loss of the Seller) whether federal, state, local or foreign, have been examined by the Internal Revenue Service or any similar state, local or foreign Authority. There are no pending examinations of any Tax Returns of the Seller (or the Owners with respect to items of income or loss of the Seller) currently being made by any Authority, nor has there been any written or oral notification to the Seller (or the Owners with respect to items of income or loss of the Seller) of any intention to examine any such Tax Return, and there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such Tax Return for any period.

              (d) To the Seller's Knowledge, no Owner has taken and the Seller has not taken any action that would or may cause the Seller not to be treated as a "partnership" for federal, state or local tax purposes. Except as set forth on the Disclosure Schedule, since its inception to and including the Closing Date, the Seller has not incurred and will not incur or become liable for the payment of any entity-level income Tax.

       2.16.  BENEFIT PLANS.

              (a) Section 2.16 of the Disclosure Schedule lists each employee benefit, incentive compensation, deferred compensation, equity-based compensation or perquisite plan, policy or practice covering current or former employees of Seller or their spouses, dependents or beneficiaries (a "PLAN"). The Seller has delivered to Purchaser a complete copy of any severance arrangement maintained in effect for any current employees and all documents related to such arrangement. The Disclosure Schedule lists the name of each individual who, immediately prior to the Closing, was covered or eligible to be covered under any severance arrangement maintained by Seller. With respect to each other Plan, Seller has made available to Purchaser the current Plan document or a complete and accurate description of the Plan.

              (b) Seller does not and will not have any liability arising directly or indirectly under Section 412 of the Internal Revenue Code of 1986, as amended (the "CODE") or Section 302 or Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

              (c) Seller does not and will not have any liability arising directly or indirectly to or with respect to any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA.

              (d) Seller does not and will not have any liability arising directly or indirectly in connection with any failure of Seller or any "person" within the meaning of Section 7701(a)(1) of the Code, that together with the Seller is considered a single employer pursuant to
       Section 414(b), (c), (m) or (o) of the Code or Section 3(5) or 4001(b)(1) of ERISA, to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA ("COBRA"). The Disclosure Schedule lists the name of each individual who as of the date of the Disclosure Schedule, and as updated immediately prior to the Closing, was covered or eligible to be covered under any group health Plan maintained by the Seller pursuant to the group health plan continuation requirements of COBRA.

              (e) Nothing has occurred or failed to occur with respect to any Plan which will result in any liability to Purchaser or any affiliate of Purchaser other than a liability expressly assumed pursuant to this Agreement.

       2.17.  CONTRACTS AND COMMITMENTS; NO DEFAULT.

              (a) The Disclosure Schedule contains an accurate and complete list of:

                     (i) All real property owned by the Seller included in the Assets or in which the Seller has a leasehold or other interest and which is included in the Assets or which is used by the Seller in connection with the operation of the Business. A true and correct copy of each lease, sublease, license, or any other instrument under which the Seller claims or holds such leasehold or other interest or right to the use thereof or pursuant to which the Seller has assigned, sublet or granted any rights therein, has been delivered to the Purchaser.

                     (ii) All machinery, tools, equipment, motor vehicles and other tangible personal property (other than inventory and supplies), owned, leased or used by the Seller and included in the Assets, except for items having a cost of less than $5,000. The Seller has provided the Purchaser with either a copy of or a summary description of all leases and Liens relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                     (iii) All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of capital stock bonds, membership interests or other securities of the Seller or pursuant to which the Seller has acquired any substantial portion of its business or assets.

                     (iv) All contracts, agreements, commitments or understandings that restrict the Seller from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

                     (v) All purchase or sale contracts or agreements that call for aggregate purchases or sales in excess over the course of such contract or agreement of $5,000 or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on 60 days' or less notice without cost or other Liability at or any time after the Closing.

                     (vi) Any contract, commitment, agreement or arrangement with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code.

                     (vii)  All Assumed Contracts.

                     (viii) The names and current annual salary rates of all
              employees of the Seller, showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1998.

                     (ix) The names of all consultants (other than accountants, lawyers and other professional advisors) used by the Seller for the year ended December 31, 1998 who received compensation of at least $20,000, including the compensation paid to each such consultant and a brief description of the services provided by such consultants.

                     (x) The names of all of the officers, directors and partners of the Seller.

                     (xi) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee option or purchase plans, other employee arrangements or commitments, whether or not legally binding, including without limitation, holiday, vacation, Christmas and other bonus practices, to which either of the Seller are a party or is bound or which relates to the operation of the Business.

              (b) The Assumed Contracts and all other contracts, agreements, leases, licenses and commitments required to be listed on the Disclosure Schedule (other than those which have been fully performed), are valid and binding, enforceable in accordance with their respective terms in all material respects, except as enforcement might be limited by bankruptcy and other laws related to creditors' rights and principles of equity, and are in full force and effect. Except as otherwise specified in the Disclosure Schedule, the Assumed Contracts are validly assignable to the Purchaser without the consent of any other party. Except as disclosed in the Disclosure Schedule, none of the payments required to be made under any Assumed Contract has been prepaid more than 30 days prior to the due date of such payment thereunder. Except as set forth in the Disclosure

       Schedule, the Seller is not in material breach, violation or default, however defined, in the performance of any of its obligations under any Assumed Contract or any other contract, agreement, lease, license or commitment required to be listed on the Disclosure Schedule, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof. To the Seller's Knowledge, none of the Assumed Contracts is, either when considered singly or in the aggregate with others, likely, either before or after the Closing, to result in a Material Adverse Effect on the Business. Except as set forth in the Disclosure Schedule, none of the Assumed Contracts is subject to renegotiation with any government body. True and complete copies of all of the Assumed Contracts (together with any and all amendments thereto) have been delivered to the Purchaser.

       2.18.  ORDERS, COMMITMENTS AND RETURNS.

       Except as set forth in the Disclosure Schedule, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Seller and all outstanding material contracts or material commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. To the Seller's Knowledge, the Seller is not subject to any outstanding sales or purchase contracts, commitments or proposals which is anticipated to result in a loss upon completion or performance thereof.

       2.19.  LABOR MATTERS.

       Except as set forth in the Disclosure Schedule:

              (a) to the Seller's Knowledge, the Seller is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

              (b) to the Seller's Knowledge, there is no unfair labor practice complaint against the Seller pending or threatened before the National Labor Relations Board or any other comparable Authority;

              (c) there is no labor strike, dispute, slowdown or stoppage actually pending or to the Seller's Knowledge, threatened against or directly affecting the Seller;

              (d) no labor representation question exists respecting the employees of the Seller and there is not pending or to the Seller's Knowledge, threatened any activity intended or likely to result in a labor representation vote respecting the employees of the Seller;

              (e) to Seller's Knowledge, during the last twelve months, there has been no attempt by either employees of the Seller, any labor organization, or others to organize the employees of Seller into a labor union or to provide for other labor representation;

              (f) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or, to the Seller's Knowledge, have been threatened;

              (g) no collective bargaining agreement is binding and in force against the Seller or currently being negotiated by the Seller;

              (h) the Seller has not experienced any significant work stoppage;

              (i) the Seller is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Plan; and

              (j) to Seller's Knowledge, upon termination of the employment of any person, neither the Seller, the Purchaser, Merrill or any subsidiary of Merrill will, by reason of anything done at or prior to or as of the Closing Date (other than termination of employment with Seller on the Closing), be liable to any of such persons for so-called "severance pay" or any other payments.

       2.20.  COMPLIANCE WITH LAW; PERMITS AND OTHER OPERATING RIGHTS.

       Except as set forth in the Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to duplicate the scope of such other representations and warranties, to the Seller's Knowledge, the assets, properties, business and operations of the Seller, are and have been in compliance in all material respects with all Laws applicable to the Seller's assets, properties, business and operations. Except as set forth in the Disclosure Schedule, to the Seller's Knowledge, the Seller does not require the Consent of any Authority to permit them to operate in the manner in which they are presently being operated. To the Seller's Knowledge, the Seller possesses all permits, licenses and other authorizations from all Authorities necessary to permit it to operate the Business in the manner in which it presently is conducted.

       2.21.  ENVIRONMENTAL AND SAFETY MATTERS.

       Except as set forth on the Disclosure Schedule:

              (a) Except in material compliance with Environmental Laws and Occupational Safety and Health Laws, neither the Seller nor any subsidiary or former subsidiary of the Seller engaged in or permitted operations or activities upon the properties upon which the Seller's business operates (the "PROPERTIES") which involved the emission, release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials on, under, in or about the Properties, or transported any Environmentally Regulated Materials to, from or across the Properties. The Properties do not contain any: (i) underground or aboveground storage tanks; (ii) to the Seller's Knowledge asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process waste water or any Environmentally Regulated Materials have been disposed.

              (b)    (i)    No violation or noncompliance with Environmental
       Laws or Occupational Safety and Health Laws has occurred during the period in which the Seller operated such Properties and conducted such operations; the Seller have obtained all permits, licenses and authorizations required by, and the Seller and the Properties are in compliance with, all Environmental Laws and Occupational Safety and Health Laws including, without limitation, all applicable restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental and Occupational Safety and Health Laws or contained in any regulation, code, plan, order, decree, judgment, injection, notice or demand letter issued, entered, promulgated or approved thereunder;

                     (ii) no enforcement, investigation, cleanup, removal, remediation or response or other governmental or regulatory actions have been, at any time in the past, asserted or threatened and to Seller's Knowledge there does not exist any basis for such enforcement, investigation, cleanup, removal, remediation, or response or action (A) with respect to operations conducted by the Seller on the Properties or (B) against the Seller or any subsidiary or former subsidiary with respect to or in any way regarding the Properties pursuant to any Environmental Laws or Occupational Safety and Health Laws; and

                     (iii) no claims or settlements relating to or arising out of Environmental Laws or Environmentally Regulated Materials (any such enforcement, investigation, cleanup, removal, remediation or response, other governmental or regulatory action, claim or settlement is herein referred to as an "ENVIRONMENTAL CLAIM"), or Occupational Safety and Health Laws have been made or, to the Seller's Knowledge, been threatened by any third party, including any Authority, nor, to the Seller's Knowledge, does there exist any basis for any such claim against the Seller or any subsidiary or former subsidiaries with respect to the operations conducted by the Seller on the Properties.

              (c) With regard to the activities of the Seller, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with Environmental Laws and Occupational Health and Safety Laws, as in effect on the Closing Date.

       2.22.  INSURANCE.

       The Disclosure Schedule contains a listing of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Seller other than policies relating to Plans, specifying the insurer, the policy number, the risk insured against, the term of the coverage, the limits of coverage, the deductible amount (if any), the premium rate, the date through which coverage will continue by virtue of premiums already paid and, in the case of any

"claims made" coverage, the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums with respect thereto have been paid. The Seller has not been denied any form of insurance requested by Seller and no policy of insurance has been revoked or rescinded since June 30, 1994, except as described on the Disclosure Schedule.

       2.23.  BANK ACCOUNTS.

       The Disclosure Schedule contains a list of the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Seller maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom; and the names of all persons, if any, holding tax or other powers of attorney from the Seller.

       2.24.  BROKERS.

       Except as set forth in the Disclosure Schedule and except for amounts owing to Tucker Anthony, Incorporated which amounts will be paid at Closing by the Owners, neither the Seller, the Owners nor any of the Seller's directors, officers, partners, shareholders or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor, to the Seller's Knowledge, is there any basis for any such fee or commission to be claimed by any person or entity.

       2.25.  ABSENCE OF CERTAIN BUSINESS PRACTICES.

       Except as set forth on the Disclosure Schedule, and to the Seller's Knowledge, neither the Seller, nor any director, officer, partner, employee or agent of the Seller, nor any other person acting on their behalf, have, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Seller (or assist the Seller in connection with any actual or proposed transaction) which: (i) might subject the Seller, the Purchaser, Merrill or the Purchaser's or Merrill's affiliates to any damage or penalty in any civil, criminal or governmental litigation proceeding; (ii) if not given in the past, might have had a Material Adverse Effect on the Business; or (iii) if not continued in the future, might materially adversely effect the Business or which might subject the Seller, the Purchaser, Merrill or the Purchaser's or Merrill's affiliates to suit or penalty in any private or governmental litigation or proceeding.

       2.26.  BUSINESS GENERALLY.

       Except as set forth in the Disclosure Schedule, (excluding general market and industry conditions as to which the Purchaser and Seller are each aware) there has been no event, transaction or information which has come to the attention of the Seller which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, there has not been in the 12-month period prior to the date hereof any material adverse change in the business relationship of the Seller with any customer, dealer or supplier to the Seller, except for such changes in the ordinary course of business consistent with past practices.

       2.27.  TRANSACTIONS WITH CERTAIN PERSONS.

       Except as set forth in the Disclosure Schedule, during the past three years, the Seller has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, any affiliate or associate of the Seller or any member, shareholder, or partner of any affiliate or associate of the Seller (except with respect to compensation in the ordinary course of business for services rendered as a director, officer, governor, manager or employee of the Seller). Except as set forth on the Disclosure Schedule, the Seller does not owe any amount to, or have any agreement or contract with or commitment to, any of its partners, directors, officers, employees or consultants or any affiliate or associate thereof (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to the Seller.

       2.28.  CUSTOMERS.

       Except as set forth on the Disclosure Schedule, to the Seller's Knowledge, there has not been in the 12-month period prior to the date hereof, any dispute with any Material Customer of the Seller, nor any set of circumstances (other than general market and industry conditions as to which the Purchaser and Seller are each aware) either of which is reasonably anticipated to have a material adverse effect on the relationship between the Seller and any of such Material Customers. Except as set forth on the Disclosure Schedule, the Seller is not aware of any circumstances that could materially affect the ability of any Material Customer of the Seller, to continue doing business with the Seller in the manner in which such business has been conducted in the past. For purposes of this Section, a "MATERIAL CUSTOMER" shall mean any customer of the Seller who, during the 12 month period ended December 31, 1998, purchased at least One Hundred Thousand Dollars ($100,000) of goods or services from Seller.

       2.29.  ACCURACY OF INFORMATION.

       No representation or warranty made by the Seller or the Owners in this Agreement, the Disclosure Schedule, or in any agreement, instrument, document, certificate, statement or letter furnished or to be furnished to the Purchaser at the Closing by or on behalf of the Seller or the Owners in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein. The representations and warranties contained in this Article 2 or elsewhere in this Agreement or any document delivered pursuant hereto will not be affected or deemed waived by reason of the fact that the Purchaser or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

3.     REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.

       The Purchaser and the Parent, jointly and severally, represent and warrant to the Seller and the Owners as of the date hereof as follows:

       3.1.   CORPORATE ORGANIZATION.

       The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

       3.2.   AUTHORIZATION.

       The Purchaser and the Parent have all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of the Purchaser and the Parent have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the stockholders of the Purchaser or the Parent is required. This Agreement is a valid and binding legal obligation of the Purchaser and the Parent enforceable against each of them in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of applicability relating to or affecting creditors' rights and general principals of equity.

       3.3.   NON-CONTRAVENTION.

       Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate any provision of the articles of incorporation or bylaws of either the Purchaser or the Parent; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions and charges which would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or the Parent, (A) violate, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Purchaser or the Parent is a party or by which the Purchaser or the Parent or any of their respective properties or assets are or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or (B) result in the creation or imposition of any Lien, upon any property or assets of the Purchaser or the Parent under any debt, obligation, contract, agreement or commitment to which the Purchaser or the Parent is a party or by which the Purchaser or the Parent or any of their respective assets or properties is or may be bound; or
(iii) violate any Law of any Authority.

       3.4.   CONSENTS AND APPROVALS.

       Except for filings under the HSR Act, no Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by the Purchaser and the Parent of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of the Purchaser or the Parent.

       3.5.   BROKERS.

       Except as set forth in the Disclosure Schedule, neither the Purchaser, the Parent, nor any of their officers, directors or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Purchaser or the Parent for any such fee or commission to be claimed by any person or entity.

       3.6.   FINANCIAL ABILITY TO PERFORM.

       The Parent and/or the Purchase has sufficient funds to pay all amounts required to be paid hereunder at the Closing and to take such other actions as may be required by it to consummate the transactions contemplated hereby. The Parent and/or the Purchaser has obtained all consents, authorizations and approvals necessary to pay the Purchase Price and to acquire the Assets.

4.     COVENANTS OF THE PARTIES.

       4.1.   CONDUCT OF BUSINESS OF THE SELLER.

       Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Seller will conduct its business and operations according to its ordinary and usual course of business, use its best efforts to preserve substantially intact its business organizations and to use its best efforts to preserve its current relationships with customers, employees, suppliers and other persons with which it has significant business relations. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement, prior to the Closing Date, without the prior written consent of the Purchaser, the Seller will not:

              (a) amend its articles of organization, limited partnership agreement or other charter documents;

              (b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of partnership interests or securities convertible into partnership interests, or any rights, warrants or options to acquire any partnership interests in the Seller;

              (c) redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any partnership interests of the Seller;

              (d) declare, set aside or pay any distribution (whether in cash, limited or general partnership interests or property or any combination thereof) in respect of the Seller's partnership interests or redeem or otherwise acquire any partnership interests, except that the Seller will be permitted to make distributions to each of the Owners for their respective federal and state income tax liabilities on account of net taxable income, gain and earnings of the Seller from January 1, 1999 up to and including the Closing Date, computed at the highest combined federal and Massachusetts individual tax rates in effect during the applicable period as though, in the case of the period from January 1, 1999 through the Closing Date the books of the Seller had closed on the Closing Date, provided that prior to such distribution, the Owners provide to the Purchaser a detailed calculation of the amount of such distribution, including supporting financial statements;

              (e) increase in any manner the compensation of any of the Seller's directors, officers, partners other than as required by written agreements set forth in Exhibit 2.16 as in effect on the date of this Agreement or, except in the ordinary course of business, and consistent with past practice, other employees; pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer, partner or employee, whether past or present of the Seller; or except in connection with any written arrangement approved by the Purchaser, commit the Seller to any additional pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

              (f) except in the ordinary course of business, incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, are material to the conduct of the businesses of the Seller or would have a Material Adverse Effect on the Seller;

              (g) pay, discharge or satisfy any Liabilities of the Seller other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

              (h) sell, transfer, or otherwise dispose of any of the Seller's properties or assets (real, personal or mixed, tangible or intangible), other than inventory in the ordinary course of business and consistent with past practice;

              (i) except as set forth on the Disclosure Schedule, permit or allow any of the Seller's property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien, except for Permitted Liens;

              (j) write down the value of any Inventory (including write-downs by reason of shrinkage or mark-down) or write off as uncollectible any of the Seller's notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

              (k) cancel any of the Seller's debts or waive any of their claims or rights, in each case, of substantial value;

              (l) dispose of or permit to lapse any rights to the use of any of the Seller's Intellectual Property Rights (except as necessary in the conduct of its business) to any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity other than representatives of the Purchaser;

              (m) make or enter into any commitment of the Seller for capital expenditures for additions to property, plant, equipment or intangible capital assets;

              (n) lend or advance any amount to, or sell, transfer or lease any of the Seller's properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers, directors, partners, employees or any affiliate or associate of any of their officers, directors, partners or employees;

              (o) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment identified in the Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such items, except in the ordinary course of business and consistent with past practice;

              (p) acquire any of the business or assets of any other person or entity;

              (q) permit any of the Seller's current insurance (or reinsurance) policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those canceled, terminated or lapsed are in full force and effect;

              (r) take any action which would cause an adverse change in the Seller's relationship with any customer, including the loss of any such customer;

              (s) enter into other agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

              (t) modify, amend or terminate any Assumed Contract, or waive, release, relinquish or assign any Assumed Contract or other right or claim if such modification amendment or termination would have a Material Adverse Effect;

              (u) settle or compromise any material suit, claim or dispute or threatened material suit, claim or dispute other than the Jain Lawsuit;

              (v) make any change in the Seller's accounting methods, principles or practices except as required by GAAP; or

              (w) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

       4.2.   NO SOLICITATION OF ALTERNATE TRANSACTION; TERMINATION FEE.

       The Seller and its officers, directors, governors, managers, employees, Owners, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents (collectively the "SELLER'S AGENTS") will not, directly or indirectly, solicit or entertain offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, discuss, accept or consider any proposal of, any third party relating to the acquisition of the Seller, its assets or businesses, in whole or in part, whether through a tender offer (including a self tender offer), exchange offer, merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of partnership interests, acquisition of partnership interests, liquidation, dissolution or similar transactions involving the Seller or any division of the Seller. Notwithstanding any other provisions in this Agreement to the contrary, (i) in the event that Seller breaches its obligations under this Section and the transactions contemplated by this Agreement are not consummated, Seller will pay a termination fee to Purchaser equal to Two Million Five Hundred Thousand Dollars ($2,500,000) as liquidated damages and not as a penalty, and (ii) in the event Purchaser terminates the Agreement prior to Closing for any reason other than pursuant to Section 7.2 or 7.3(a), (b), (c) or (d), Purchaser will pay a termination fee to Seller equal to Two Million Five Hundred Thousand Dollars ($2,500,000) as liquidated damages and not as a penalty (collectively the "Termination Fee"). Payment of the Termination Fee by either party shall be in lieu of any other rights or remedies available at law or in equity to the other party. This Section will terminate and be of no further force and effect in the event that the transactions contemplated by this Agreement are not closed on or before May 31, 1999.

       4.3.   ACCESS TO PURCHASER.

       Throughout the period prior to Closing, the Seller will afford to the Purchaser, and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the Seller at reasonable times during normal business hours and upon reasonable notice in order that the Purchaser may have full opportunity to make such investigations as it shall desire to make of the affairs of the Seller. The Seller will furnish such additional financial and operating data and other information as the Purchaser will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; PROVIDED, HOWEVER, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the Seller and the Owners herein.

       4.4.   CONFIDENTIALITY.

       Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("INFORMATION") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "DISCLOSE"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, governors, managers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; PROVIDED, HOWEVER, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such information. The term "Information" as used herein shall not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party;
(iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of materials in any media containing Information should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

       4.5.   FILINGS; CONSENTS; REMOVAL OF OBJECTIONS.

       Subject to the terms and conditions herein provided, the parties hereto will use their respective commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein (including, without limitation, those consents listed in Sections 2.5(b) and 2.6 of the Disclosure Schedule). In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including without limitation:
(I) to respond as promptly as practicable to all inquiries from the Federal Trade Commission ("FTC") or the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") in connection with the filings to be made by Merrill and the Seller with the FTC and Antitrust Division as soon as practicable after the date hereof pursuant to the HSR Act; (ii) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (iii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

       To the extent that any of the necessary approvals, consents or waivers listed in Sections 2.5(b) and 2.6 of the Disclosure Schedule cannot be obtained by Seller, Seller will (i) cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such approval, consent or waiver to Purchaser; and (ii) enforce, at the reasonable request of Purchaser, any rights of Seller arising under the agreements for which such approval, consent or waiver was necessary against the other party or parties thereto (including, without limitation, the right to elect to terminate any such agreement in accordance with the terms thereof upon advice of Purchaser).

       4.6.   FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

              (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of the Purchaser and without further consideration, the Seller will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Purchaser may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to vest in the Purchaser good and marketable title to, all of the Assets, to put the Purchaser in actual possession and operating control thereof and to assist the Purchaser in exercising all rights with respect thereto, without further cost or expense to the Purchaser.

              (b) The Seller will cause the Seller's management to cooperate with the Purchaser to promptly develop plans for the management of the business after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements, and the Seller will further cooperate with the Purchaser to provide for the implementation of such plans as soon as practicable after the Closing. Subject to applicable Law, the Seller will cause the Seller's management to confer on a regular and reasonable basis with one or more representatives of the Purchaser to report on material operational matters and the general status of ongoing operations.

              (c) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 4.

       4.7.   SUPPLEMENTS TO DISCLOSURE SCHEDULE.

       At least 72 hours prior to the Closing, the Seller will supplement or amend the Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Seller which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of the Seller contained in Article 2 hereof in order to determine the fulfillment of the conditions set forth herein and to determine whether a material breach has occurred pursuant to Section 7.3(b), the Disclosure Schedule will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

       4.8.   PUBLIC ANNOUNCEMENTS.

       None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that any of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other party of such requirement and discusses with the other party in good faith the exact proposed wording of any such announcement.

       4.9.   TAX MATTERS.

              (a) The Owners or the Seller, as the case may be, shall be responsible for (i) any obligation for Taxes related to the Seller, the Business or any of the Assets for any Tax period or portion thereof ending on or before June 30, 1994, (ii) any obligation for Taxes measured by the income of the Seller or the Owners; and (iii) any Tax liability relating to or arising out of the transfer of the Assets pursuant to this Agreement.

              (b) As a condition precedent to the consummation of the transactions contemplated by this Agreement, the Seller will provide the Purchaser with any clearance certificate or similar document(s) which may be required by any state taxing authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price.

              (c) In addition to and without limiting those representations and warranties set forth in Section 2.15 of this Agreement, in the event that any sales or use Tax, or any Tax in the nature of a sales or use tax, or any transactional Tax is payable or assessed relative to the transactions contemplated herein, the Seller will pay all such Taxes and will not collect any part thereof from the Purchaser. The parties hereto will cooperate to make any necessary filings with state and local or foreign taxing Authorities and to furnish any required supplemental information with respect to any state and local or foreign Tax liabilities resulting from the consummation of the transactions contemplated herein.

              (d) In addition to and without limiting those representations and warranties set forth in Section 2.15 of this Agreement, the Seller or the Owners, as the case may be, will pay all Taxes arising from or relating to the transactions contemplated by this Agreement, including without limitation Tax on any income or gains arising from the sale of the Assets. The Seller will file all federal, foreign and state Tax Returns for the Seller reflecting all activities of the Seller through and including the Closing Date. Except as otherwise provided in this Agreement, regardless of any prior practice, no distribution of cash or property will be made by the Seller on or before the Closing
       Date without the express written consent of the Purchaser.

              (e)    The Seller, the Owners and the Purchaser will:

                     (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return of the other, audit or other examination by any taxing Authority with respect thereto or judicial or administrative proceedings relating to liability for Taxes of the other,

                     (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit, examination or proceeding, and

                     (iii) each provide the other with any final determination of such audit or examination or proceeding that affects any amount required to be shown on any Tax Return of the other for any period.

              (f) Without limiting the generality of the foregoing, the Seller and the Purchaser will retain, until the applicable statutes of limitations (including all extensions) have expired, copies of their respective Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before the Closing Date and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

       4.10.  BULK TRANSFERS.

       The Seller and the Owners have requested and the Purchaser has agreed to waive the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which the Seller has assets, including without limitation the requirement of notice to creditors.

       4.11.  EMPLOYEE BENEFITS.

              (a) The Purchaser will not have any liability or obligation to employ or offer employment to any employee of the Seller in connection with the transactions contemplated hereby other than as set forth in this
       Section 4.11. As soon as is practicable after the date hereof, Seller shall provide Purchaser with a complete list of all current employees of the Seller including such employees' job title and rate of pay. At least five (5) days prior to the Closing Date, Purchaser shall provide Seller with Exhibit 4.11(a) which shall include a list of all employees to whom Purchaser intends to make offers of employment (which Exhibit will become a part of this Agreement). The Seller hereby authorizes the Purchaser to enter into discussions with any of such employees concerning the future employment of such individual by the Purchaser; provided, however, that
       (i) such discussions will not be commenced prior to the giving of notice by the Seller to the employees of the Seller of the transactions contemplated by this Agreement; and (ii) all such discussions will be conducted in such a manner as not to interfere unreasonably with the business operations of the Seller.
       Except as otherwise provided in this Agreement, the terms and conditions of such employment will be established by the Purchaser in its sole discretion. Any such employee who accepts an employment offer with the Purchaser and reports for work on the date directed by the Purchaser shall be sometimes referred to as a "TRANSFERRED
       EMPLOYEE."

              (b) Except as expressly provided in this subsection 4.11(b), the Purchaser will be responsible for making any required payment of severance compensation including any notice pay and severance pay in order to comply with the requirements of the Worker Adjustment and Retraining Act ("WARN") (or any similar state or local Law) to any employee of the Seller who is not offered employment by the Purchaser or who, as a result of being offered a position by Purchaser which is substantially different than the position such employee held with Seller, refuses to accept any such offer of employment by the Purchaser provided, however, that Purchaser will only be liable for an amount of severance or notice pay in an amount not to exceed the amount payable pursuant to applicable law.

              (c) Each Transferred Employee will be permitted to participate in the Purchasers benefit plans, policies and practices in accordance with the terms thereof applicable to newly hired employees and without regard to service with the Seller or any aspect of participation in any benefit plans, practices or policies of the Sellers, except (i) a Transferred Employee will be eligible to participate in the Purchasers medical, dental disability and life insurance plans effective as of the date in which he or she becomes a Transferred Employee in accordance with the otherwise applicable terms of such plans and the Purchaser will waive or cause to be waived any pre-existing condition, exclusions or limitations applicable to such persons under such medical and dental plans provided such Transferred Employees participated in the Seller's medical or dental plans, as the case may be, on the Closing Date, (ii) a Transferred Employee who would be eligible to participate in Merrill's 401(k) plan if such Transferred Employee's service with the Seller were counted as eligibility service for purposes of such 401(k) plan will be permitted to enter Merrill's 401(k) plan no later than on the first day of the second succeeding calendar month after the calendar month in which Closing occurs (except with respect to Transferred Employees who are temporary or on-call employees such entry into Merrill's 401(k) shall not take effect until August 1, 1999) and one-half of such Transferred Employee's service with the Seller will be counted for vesting purposes with respect to Merrill's 401(k) plan; and (iii) the Purchaser will recognize a Transferred Employee's service with the Seller for purposes of the Purchaser's vacation policy. The Seller will provide the Purchaser with any information regarding Transferred Employees' service with the Seller that the Purchaser may reasonably request to affect the foregoing. Nothing in this Section 4.11(c) shall in any way limit, or prevent the Purchaser from changing the terms of any plan or changing the underlying insurance company or other provider with respect to any benefit at any time after the Closing Date provided, however, that Purchaser shall maintain in all material respects the level of benefits set forth on Exhibit 4.11(c) with respect to the Transferred Employees until at least January 31, 2000.

              (d)    The Seller and the Owners will not, for a period of five
       (5) years after the Closing Date, take any action, other than with the written consent of the Purchaser, to induce any employee who accepts an offer pursuant to subsection (a) above, while still employed by the Purchaser or any affiliate of the Purchaser, to enter into the employ of the Seller, the Owners or any affiliate of the Seller or the Owners.

              (e) The Purchaser will not be obligated under, and hereby specifically disclaims any assumption or liability with respect to, any Pension Plan, Welfare Plan or any collective bargaining agreement to which the Seller is a party or under which the Seller's employees or former employees are covered. Without limiting the generality of the foregoing, the Purchaser is not assuming any obligation to contribute to, or any obligation or liability for any withdrawal liability arising in connection with, any multi-employer plan, within the meaning of Section 4001(a)(3) of ERISA, attributable to participation therein by current or former employees of the Seller as a result of this Agreement or the transactions contemplated hereby. Within three business days after the Closing, the Seller will deliver to Purchaser a complete and accurate list of the date and nature of the qualifying event pursuant to which each individual listed on the Disclosure Schedule pursuant to Section 2.16(d) became covered or eligible to be covered under any "group health plan" maintained by the Seller pursuant to the group health plan continuation requirements of Part 6 of Subtitle B of Title I of ERISA and
       Section 4980B of the Code, and the last known address of each such individual together with all documents, records, forms, elections, notices and other materials relating to such coverage or eligibility to elect such coverage in the possession of any of or reasonably accessible to the Seller. With respect to each individual listed on the Disclosure Schedule pursuant to Section 2.16(d) who received proper notification of his or her continuation coverage rights pursuant to COBRA, in connection with any "qualifying event" that has occurred on or before the Closing Date or with respect to whom the deadline for providing such notice in connection with such qualifying event has not yet passed, as between the Purchaser, on the one hand, and the Seller, on the other hand, the Purchaser is responsible for providing group health plan continuation coverage in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. With respect to any other individual who is not listed on the Disclosure Schedule pursuant to Section 2.16(d) or who has not received proper notification of his or her continuation coverage rights pursuant to COBRA, but who is a "qualified beneficiary" currently receiving or eligible to receive group health plan continuation coverage under any "group health plan" maintained by the Seller or any Affiliated Organization, as between the Purchaser, on the one hand, and the Seller, on the other hand, the Seller is responsible for providing group health plan continuation coverage in accordance with COBRA (without regard to whether the Purchaser is ultimately determined to be responsible to provide such coverage to any such individual) and the Seller will indemnify, defend and hold harmless the Purchaser and its affiliates from and against any liability, expense, cost, tax or obligation of any nature with respect to such individual arising in connection with group health plan coverage required under COBRA.

              (f) On or prior to the Closing Date, Seller shall make a cash payment to each of its employees in an amount equal to the vacation time, holiday time and sick pay properly due each such employee through the Closing Date. The parties acknowledge that proceeds used to make such cash payment will be provided by the Seller (and not the Owners) and, provided that Seller has properly accrued such amounts on the Latest Balance Sheet and as of the Closing Date, such payment will not result in any reduction or increase to the Purchase Price.

       4.12.  AUTHORIZATION.

              (a) On or prior to the Closing, the Seller will deliver to the Purchaser a copy of the resolutions of the Board of Directors of Daniels and partners of the Seller, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of the Seller.

              (b) On or prior to the Closing, the Purchaser will deliver to the Seller a copy of the resolutions of the Board of Directors approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of the Purchaser.

       4.13.  ADDITIONAL POST-CLOSING OBLIGATIONS OF THE SELLER.

       Effective as of the Closing, the Seller appoints the Purchaser, its successors and assigns, the true and lawful attorney or attorneys of the Seller, with full power of substitution, in the name of the Seller but on behalf and for the benefit of and at the expense of the Purchaser:

              (a) to collect in the name of the Seller for the account of the Purchaser all receivables and other items included in the Assets, if any, to be sold and transferred to the Purchaser as provided herein;

              (b) to institute and prosecute, in the name of the Seller or otherwise, all proceedings which the Purchaser may deem necessary or desirable in order to collect, assert or enforce any claim, right or title of any kind;

              (c) to defend and compromise any and all actions, suits or proceedings in respect of the Assets to the extent liability therefor has been assumed by the Purchaser hereunder; and

              (d) to do all such acts and things in relation to the foregoing as is reasonably necessary to exercise such powers, as the Purchaser may deem advisable.

The foregoing power is coupled with an interest and will be irrevocable by the Seller or by their dissolution in any manner or for any reason. The Purchaser will retain for its own account any amounts collected pursuant to the foregoing power, including any sums payable as interest in respect thereof, and the Seller will pay to the Purchaser, when received, any amounts which will be received by the Seller in respect of any receivables or other assets or properties related to the Assets. The Purchaser will pay to the Seller, when received, any amounts which will be received by the Purchaser in respect of any receivables or other assets or properties of the Seller (other than those related to the Assets). The powers granted pursuant to this
Section 4.13 shall have no application with respect to any indemnification claim, brought pursuant to Article 8 herein.

       4.14.  COVENANT NOT TO COMPETE; NON-SOLICITATION.

              (a) In order that the Purchaser may have and enjoy the benefit of the transactions contemplated and the goodwill to be acquired pursuant to this Agreement, the Seller covenants and agrees that, for a period of five (5) years from the Closing Date, it will not, and will not permit any of its affiliates (which shall not include the Owners, each of whom has separately entered into similar non-competition agreements) to, directly or indirectly, (i) engage in, (ii) have any ownership or equity interest exceeding 5% in any business, firm, corporation, joint venture or other entity engaged in, or (iii) consult with or assist any person or entity who or which is engaged in, any business competitive with the Purchaser or Merrill.

              (b)    The invalidity or unenforceability of any provision of this
       Section 4.14, in whole or by virtue of the following sentence in part, will not affect the validity or enforceability of any other provision of this Section 4.14 or of any other provision of this Agreement, all of which will to the full extent consistent with applicable law continue in full force and effect. In addition, if any provision of Section 4.14(a) are adjudged to be excessively broad as to duration, geographical scope, activity or subject, the parties intend that such provision will be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable law and that such modified provision shall thereafter be enforced to the fullest extent possible. The Seller and the Owners acknowledge that any violation of any of the provisions of Section 4.14(a) is likely to cause irreparable damage to the Purchaser and it is agreed that the Purchaser will be entitled to equitable relief, including injunction and specific performance, in the event of any violation of such provision.

       4.15.  REAL ESTATE MATTERS.

       At least 15 days prior to closing, Seller will deliver to Purchaser:

              (a) an ALTA commitment for an owner's policy of title insurance for all Real Property issued by a title insurer designated by Purchaser naming Purchaser as the proposed insured in an amount to be determined by Purchaser (the "COMMITMENT"). The Commitment will show all exceptions to title including, without limitation, all covenants, conditions, restrictions, reservations, easements, rights and rights-of-way, liens and other matters of record, and will include proper searches for bankruptcies, judgments and state and federal tax liens affecting the Real Property. The Commitment will be accompanied by legible copies of all documents referred to therein affecting title to such Real Property. The Commitment will also include a commitment to (1) endorse the title policy so as to delete any general or standard exceptions (including exceptions for parties in possession, unrecorded instruments, survey matters, and mechanics liens, except for matters which Purchaser has created, suffered or permitted to accrue after the date hereof); (2) issue a zoning endorsement (ALTA Form 3.1); and (3) issue an endorsement to insure that the

       Real Property complies with all existing covenants, conditions and restrictions of record and that the instruments creating any such restrictions do not contain any forfeiture of title or right of re-entry provisions (ALTA Form 100); a non-imputation endorsement insuring the Purchaser, or its assigns, against any knowledge imputed to it through the Seller or by operation of law; all such endorsements and agreements will be in form and substance reasonably satisfactory to Purchaser. The premium for the polices of title insurance will be paid for by Purchaser. Owner will pay for the fees and costs of obtaining and issuing the Commitments.

              (b) surveys of the Real Property which Seller will cause to be prepared by a registered land surveyor, certified to the Purchaser and the title insurer. The surveys will be prepared in accordance with current ALTA/ASCM minimum standard detail requirements by a land surveyor registered in Massachusetts, showing and certifying (1) the legal description of the Real Property, (2) the area of the Real Property to the nearest 1/1000th of an acre, and the area of the Real Property to the nearest 1/1000th of an acre net of any roadway easements; (3) whether the Real Property is located in an area designated by an agency of the United States of America as being subject to flood hazards or flood risks; (4) the location of any improvements (including distances from perimeter lot lines), driveways, sidewalks, paved and unpaved areas and curbcuts; all easements affecting the Real Property, whether visible or of record, and easements over property other than the Real Property for the benefit of the Real Property; all portions of the Real Property subject to building lines, setback lines or other restrictions; (5) the location of storm sewers, sanitary sewers and water lines located upon the real estate and the service lines thereof from the respective main line; (6) the location of all visible encroachments; (7) the boundary lines of the Real Property; (8) the location of all wells on the Real Property; and (9) all other matters referred to on the Commitment that can be shown on such surveys ("SURVEYS"). The cost of the Surveys of the Real Property will be paid by Owner.

Purchaser will be allowed until the Closing Date for the examination of the Commitment and the Surveys and to make any objections to the marketability of title, such objections to be made in writing or deemed to be waived. If any objections are so made, Seller will be allowed seven (7) days to make such title marketable (at Owner's sole cost and expense provided the Owners shall not be required to spend more than $250,000 to cure any such objections, provided, further that Owner's failure to cure such objections shall permit Purchaser to terminate this Agreement pursuant to Section 7.3). If such defects are cured within said seven (7) day period, Purchaser will be notified in writing of the curing of said defects. If such title is not marketable and not made so within said seven (7) day period and Purchaser does not waive, by written notice given to Seller the curing of said defects, Purchaser will be permitted to terminate this Agreement in accordance with Section 7.3 herein without payment of the Termination Fee.

              (c) Seller shall pay all general and special real estate taxes due and payable in 1998 and all prior years.

       4.16.  USE OF NAME.

       For a period of three (3) years after the Closing Date, Purchaser shall have the exclusive right to the commercial use of each of Seller's names and any derivatives or combinations thereof, including, without limitation, those listed in Exhibit 1.1(a) hereto. After such initial three-year period, Purchaser shall be entitled to the nonexclusive use of such names, provided, however, that neither Seller nor Owners (nor any of their respective affiliates) shall, for a period of ten (10) years from the Closing Date, use such names (including any derivatives or combination thereof) in any business activity that is competitive with either the Purchaser or Merrill.

       4.17.  TERMINATION OF 401(k) PLAN.

       On or prior to the Closing Date, the Seller shall terminate the Daniels Printing Limited Partnership Employees' Savings Plan and any other plan maintained by Seller that includes a qualified cash or deferred arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, (individually and collectively the "401(K) PLAN"), effective as of a date prior to the Closing Date. Prior to the Closing Date, or promptly thereafter, the Seller shall, at the Seller's expense, take any action required by the 401(k) Plan or applicable law in connection with the termination and seek a determination letter from the IRS relating to the termination of the 401(k) Plan. As soon as administratively practicable after receiving a favorable determination letter, the Seller shall, at the Seller's expense, complete the distribution of assets from the 401(k) Plan and take any other actions necessary to complete the termination of the 401(k) Plan. On or prior to the Closing, the Seller shall deliver to Purchaser a certified copy of a resolution of the board of directors of Seller terminating the 401(k) Plan in accordance with this
Section 4.18. After Seller receives a favorable determination letter relating to the 401(k) Plan, Purchaser will allow Transferred Employees (who are still employed by Purchaser at such time) to roll over the distribution of their account balances from the 401(k) Plan to Merrill's 401(k) Plan.

       4.18.  WORKERS' COMPENSATION.

       The Seller is currently a member in a workers compensation self-insurance group known as Graphic Arts Compensation Corporation ("GACC"). Effective on or prior to the Closing Date, the Seller shall terminate its participation in the GACC. Seller shall be responsible for all premium payments due with respect to periods up to and including the Closing Date. Effective as of the Closing Date, all Transferred Employees shall be included in, and covered under, Purchaser's workers compensation arrangement. Purchaser hereby agrees to assume and become responsible for any additional assessments made by GACC for periods prior to the Closing Date provided, however, that Seller has made all required premium payments relating to such periods. Purchaser shall be entitled to any refund or dividend of surplus funds paid or payable by GACC to Seller after the Closing Date regardless of whether such refund or dividend relates to periods prior to the Closing Date.

       4.19.  ENVIRONMENTAL LIABILITY PROTECTION.

       The Owners shall ensure that the Massachusetts Oil and Hazardous Material Release Prevention Act, Massachusetts General Law Chapter 21E, is complied with regarding the results of the phase II environmental site assessment ("PHASE II") of the Seller's property located at 40 and 61 Commercial Street, Everett, Massachusetts (collectively, the "SITE"), by taking such actions as necessary, including:

              (a) providing proper notification regarding the results of the Phase II to the Massachusetts Department of Environmental Protection ("DEP") including a Release Notification form and all necessary supporting documents, and

              (b) preparing and submitting all required information, forms, reports and other documentation, including a Response Action Outcome Opinion and all necessary supporting documentation, pursuant to 310 Code of Massachusetts Regulations 40.0000 to show that no further action at the Site is necessary.

       4.20.  INTELLECTUAL PROPERTY MATTERS.

       At lease five (5) days prior to the Closing Date, Seller shall use its commercially reasonable efforts to obtain a written license agreement in a form and substance reasonably satisfactory to Purchaser with respect to the Content Manager software currently used by the Seller (the "LICENSE AGREEMENT"). The License Agreement shall permit the Purchaser to use the software internally and on a service bureau basis with respect to its customers. The License Agreement shall be perpetual in duration and shall be royalty-free.

5.     CONDITIONS TO PURCHASER'S OBLIGATIONS.

       Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Purchaser to effect the transactions contemplated herein will be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

       5.1.   REPRESENTATIONS AND WARRANTIES TRUE.

       The representations and warranties of the Seller and the Owners contained in this Agreement, including without limitation in the Disclosure Schedule initially delivered to Purchaser as Exhibit 2 (as, and to the extent, updated and accepted by Purchaser pursuant to Section 4.7), will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

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

       5.2.   PERFORMANCE.

       The Seller and the Owners will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Seller and the Owners on or prior to the Closing.

       5.3.   REQUIRED APPROVALS AND CONSENTS.

              (a) All action required by law and otherwise to be taken by the Seller and the Owners to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

              (b) All Consents of or from all Authorities or any other person required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Purchaser will have received copies thereof.

       5.4.   ADVERSE CHANGES.

       No material adverse change will have occurred in the Business or the Assets since the date of this Agreement.

       5.5.   NO PROCEEDING OR LITIGATION.

       No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on either of the Seller' business, financial condition, prospects, assets or operations.

       5.6.   OPINION OF SELLER'S COUNSEL.

       Purchaser will have received an opinion from Hutchins Wheeler & Dittmar, counsel to the Seller, dated the Closing Date, substantially in the form and substance set forth as Exhibit 5.6 hereto.

       5.7.   LEGISLATION.

       No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

       5.8.   CERTIFICATES.

       The Purchaser will have received such certificates of the Seller and the Owners, in a form and substance reasonably satisfactory to the Purchaser, dated the Closing Date, to evidence compliance with the conditions set forth in this
Article 5 and such other matters as may be reasonably requested by the Purchaser.

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       5.9.   EMPLOYMENT, CONSULTING AND NON-COMPETE AGREEMENTS.

       The Purchaser and each of Grover B. Daniels, Lee S. Daniels, Richard
N. Kenney, Richard B. Abrams and Jon M. Morrison will have executed and delivered employment/consulting agreements, in substantially the form of
Exhibit 5.9 hereof (the "EMPLOYMENT AGREEMENTS"). James E. Gately will have executed and delivered a non-competition agreement substantially in the form of Exhibit 5.9(a) hereof (the "NON-COMPETITION AGREEMENT").

       5.10.  APPROPRIATE DOCUMENTATION.

       The Purchaser will have received, in a form and substance reasonably satisfactory to the Purchaser and its counsel, dated the Closing Date, all bills of sale, deeds, assignments and other conveyance and transfer documentation consistent with the negotiated provisions of this Agreement and necessary to vest title in the Assets to the Purchaser.

       5.11.  HSR FILING.

       Any waiting period applicable to the consummation of the transaction under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

       5.12.  TITLE COMMITMENTS AND SURVEYS.

       Owners shall have obtained and delivered the Commitments and Surveys in a form and substance reasonably satisfactory to Purchaser.

       5.13.  FACILITIES LEASE.

       The Seller will have obtained the consent of Robert and Josephine Clarizio and the Board of Managers ("CONDO LANDLORDS") for the assignment of that certain lease dated March 23, 1995 between the Seller and the Condo Landlords or, in the alternative, if the Condo Landlord refuses to deliver such consent Seller shall make all payments under the lease through the remainder of the term of the lease, provided, however, that Purchaser shall reimburse Seller promptly for all such lease payments made.

       5.14.  ENVIRONMENTAL LIABILITY PROTECTION.

       The Owners shall have taken all actions necessary to ensure that the Massachusetts Oil and Hazardous Material Release Prevention Act,
Massachusetts General Law Chapter 21E, is complied with by taking such actions as necessary, including:

              (a) providing proper notification regarding the results of the Phase II of the Site to the DEP including a Release Notification form and all necessary supporting documents, and

              (b) preparing and submitting all required information, forms, reports and other documentation, including a Response Action Outcome Opinion and all necessary supporting documentation, pursuant to 310 Code of Massachusetts Regulations 40.0000 to show that no further action at the Site is necessary.

       5.15.  INTELLECTUAL PROPERTY MATTERS.

       Seller shall have obtained the License Agreement contemplated by
Section 4.20. This condition is absolute and is not intended to be satisfied by Seller exercising commercially reasonable efforts to obtain such License Agreement.

6.     CONDITIONS TO OBLIGATIONS OF THE SELLER AND THE OWNERS.

       Notwithstanding anything in this Agreement to the contrary, the obligation of the Seller and the Owners to effect the transactions contemplated herein will be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

       6.1.   REPRESENTATIONS AND WARRANTIES TRUE.

       The representations and warranties of the Purchaser contained in this Agreement will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

       6.2.   PERFORMANCE.

       The Purchaser will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.

       6.3.   CORPORATE APPROVALS.

       All action required to be taken by the Board of Directors of the Purchaser to authorize the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby will have been duly and validly taken.

       6.4.   NO PROCEEDING OR LITIGATION.

       No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on Purchaser's business, financial condition, prospects, assets or operations.

       6.5.   CERTIFICATES.

       The Purchaser will have furnished to the Seller and the Owners such certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as Seller and the Owners may reasonably request.

       6.6.   PAYMENT OF CONSIDERATION.

       The Seller will have received satisfactory evidence that the actions to be taken and documents to be delivered pursuant to Section 1.3 have been taken or delivered, as the case may be.

       6.7.   HSR FILING.

       Any waiting period applicable to the consummation of the transaction under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

       6.8.   OPINION OF PURCHASER'S COUNSEL.

       Seller will have received an opinion from Oppenheimer Wolff & Donnelly, counsel to the Purchaser, dated the closing date, substantially in the form and substance set forth as Exhibit 6.8 hereto.

7.     TERMINATION AND ABANDONMENT.

       7.1.   TERMINATION BY MUTUAL CONSENT.

       This Agreement may be terminated at any time prior to the Closing by the written consent of the Seller and the Purchaser.

       7.2.   TERMINATION BY EITHER THE SELLER OR THE PURCHASER.

       This Agreement may be terminated by either the Seller or the Purchaser if:

              (a) the Closing shall not have been consummated by 5:00 p.m. (Minneapolis, Minnesota) on April 30, 1999 (provided that the right to terminate this Agreement under this Subsection 7.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

              (b) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority will have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing or permitting consummation of the Closing only subject to a condition or restriction unacceptable to the Purchaser and such order, decree, ruling or other action shall have become final and nonappealable.

       7.3.   TERMINATION BY THE PURCHASER.

       This Agreement may be terminated at any time prior to the Closing Date by the Purchaser if:

              (a) the Seller and the Owners fail to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement required to be performed or complied with by the Seller and the Owners prior to the Closing Date;

              (b) any representation or warranty of the Seller or the Owners contained in this Agreement is or becomes untrue or incorrect in any material respect (except for changes permitted by this Agreement and those representations which address matters only as of a particular date that remain true and correct as of such date);

              (c) any of the exception items on the Commitments which are listed objectionable to Purchaser are not timely cured by Seller except for the activity and use limitation referred to in Section 2.21 of the Disclosure Schedule;

              (d) Seller delivers supplements or amendments to the Disclosure Schedule which are not acceptable to Purchaser; or

              (e)    Purchaser pays the Termination Fee to Seller pursuant to
       Section 4.2 herein.

       7.4.   TERMINATION BY THE SELLER.

       This Agreement may be terminated prior to the Closing Date by action of the Seller if:

              (a) the Purchaser fails to comply in any respect with any of the covenants, conditions or agreements contained in this Agreement required to be performed on or complied with by the Purchaser prior to the Closing Date; or

              (b) any representation or warranty of the Purchaser contained in this Agreement is or becomes untrue or incorrect (except for changes permitted by this Agreement and those representations which address matters as of a particular date that remain true and correct as of such date).

       7.5.   PROCEDURE AND EFFECT OF TERMINATION.

       In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Seller and the Owners or the Purchaser pursuant to this Article 7, written notice will be given to all other parties and this Agreement will terminate (other than Sections 4.2, 4.4, 4.8, 9.1, 9.8 and this Section 7.5) and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

              (a) Upon request therefor, each of the parties hereto will redeliver all documents, workpapers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

              (b) No party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

              (c) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

8.     SURVIVAL AND INDEMNIFICATION.

       8.1.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
       INVESTIGATION.

       All representations and warranties of the parties contained in this Agreement will survive the Closing Date for a period of two (2) years (other than the representations and warranties set forth in Section 2.10(a), clause
(i) of the second sentence of 2.12(a) and 2.13(b), which survive indefinitely and the representations and warranties set forth in Sections 2.15, 2.16 and
2.21 which survive for the applicable statute of limitations). The covenants, agreements and obligations contained herein and in the exhibits hereto will survive the Closing without limitation as to time unless the covenant or agreement specifies the term, in which case such covenant or agreement will survive until the expiration of such specified term and will thereupon expire. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations, except with respect to the specific matter or item upon which such waiver was predicated, the waiving party shall have no right to indemnification or other remedy against the other party.

       8.2.   INDEMNIFICATION BY THE PURCHASER.

       The Purchaser agrees to indemnify, defend and hold the Seller and the Owners harmless from and against any and all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding consequential damages, lost profits or punitive damages) or expense (including but not limited to interest, penalties, fees and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (collectively as "SELLER'S LOSS" or "SELLER'S LOSSES") to which the Seller and the Owners may suffer or incur, directly or indirectly, as a result from or in connection with:

              (a) any untrue representation of, or breach of warranty by, the Purchaser in any part of this Agreement;

              (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of the Purchaser in this Agreement;

              (c) the operation of the Assets of the Business after the Closing Date;

              (d)    any failure to pay or perform Assumed Liabilities;

              (e) any claim by a former employee of Seller who is employed by the Seller on the Closing Date and who is not offered employment by Purchaser or who is offered a substantially different job by Purchaser; and

              (f) any response actions pursuant to Massachusetts General Laws, Chapter 21E or 310 Code of Massachusetts Regulations 40.0000 resulting from or related to construction or development on the Real Property after the Closing Date, other than maintenance and repair in the ordinary course of business of the structures existing on the Real Property on the Closing Date.

       8.3.   INDEMNIFICATION BY THE SELLER AND THE OWNERS.

       The Seller and the Owners, jointly and severally, with respect to the Escrow Deposit and severally (in accordance with allocation set forth on Exhibit 8.3) with respect to all amounts in excess of the Escrow Deposit, agree to indemnify the Purchaser and Merrill, their respective subsidiaries and affiliates and each of their respective shareholders, officers, directors and employees (the "PURCHASER INDEMNIFIED PARTIES") against all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding any claims for consequential damages, lost profits or punitive damages suffered directly by the Purchaser as opposed to consequential damages, lost profits or punitive damages paid by the Purchaser to a third party), Taxes, or expenses (including, but not limited to, interest, penalties, fees, and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (herein referred to collectively as "PURCHASER'S LOSSES" or individually as a "PURCHASER'S LOSS") to which the Purchaser may become subject to or which it may suffer or incur, directly or indirectly, as a result from or in connection with:

              (a) any untrue representation of or breach of warranty, by the Seller or the Owners in any part of this Agreement;

              (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of the Seller or the Owners in this Agreement;

              (c) any debt, liability or obligation, direct or indirect, fixed contingent or otherwise not included in the Assumed Liabilities, that relates to the Seller or the Owners and is based upon or arises from any act or omission, transaction, circumstance, state of facts or other condition occurring or existing on or before the Closing Date, due or payable, known by the Seller or the Owners on or prior to the Closing Date and not disclosed to the Purchaser in writing on or prior to the Closing Date;

              (d) any obligation for Taxes of the Owners for any period (or portion thereof) prior to the Closing Date;

              (e)    any Retained Liabilities;

              (f) the failure of the Seller or the Owners to obtain any clearance certificate or similar document required by any taxing Authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price or in order to avoid any successor liability for Taxes;

              (g) except as otherwise provided in Section 4.11(e), any liability, expense, cost, tax or obligation of any nature with respect to such current or former employee or other individual arising in connection with group health plan coverage required under COBRA; and

              (h) any liability, expense or obligation of any nature arising out of or relating to Seller's use (or its customers' use) of the Content Manager software.

       8.4.   LIMITATION ON INDEMNIFICATION.

       Except for claims by Purchaser pursuant to Section 8.3(e) or (g) and claims involving fraud or willful or intentional misrepresentation (which claims will not be subject to limitation pursuant to this Section 8.4) both Purchaser's on the one hand, and Seller and Owners, on the other hand, indemnification obligations under this Section 8 shall be limited to (i) Eight Million Dollars ($8,000,000) with respect to all indemnification claims brought within fourteen (14) months after the Closing Date, and (ii) Four Million Dollars ($4,000,000) with respect to all indemnification claims brought more than fourteen (14) months after the Closing Date (the "INDEMNIFICATION CAP").

       8.5.   EXCEPTION AMOUNT.

       Except for claims by Purchaser pursuant to Section 8.3(e) or (g) and claims involving fraud or willful or intentional misrepresentation (which claims shall not be subject to this Section 8.5), the Purchaser shall not be entitled to any indemnification under this Section 8 unless the aggregate amount of all claims is more than Two Hundred Thousand Dollars ($200,000) (the "EXCEPTION AMOUNT") and then only to the extent in excess of the Exception Amount. Subject to Section 8.4, the Indemnified Party shall be entitled to full indemnification of all claims in excess of the Exception Amount. The parties hereto do not intend that the Exception Amount be deemed to be a definition of what is "material" for any purpose in this Agreement.

       8.6.   REDUCTION OF INDEMNIFICATION CLAIMS.

       All claims for indemnification by any party hereto shall be determined net of: (a) any proceeds of insurance coverage actually paid to the Indemnified Party with respect to such claim. If there is a dispute as to whether any indemnification claim is covered by insurance but not as to the underlying reason giving rise to the claim, the Indemnifying Party shall nonetheless pay the Indemnified Party the amount of the claim and if insurance coverage is ever accepted by the relevant insurance company or required by an Authority, the Indemnified Party shall refund the indemnification amount to the Indemnifying Party up to the insurance coverage actually received by the Indemnified Party, and the Indemnifying Party shall have no claim or cause of action against such insurance company or Authority; and (b) any tax benefit actually recognized and utilized to offset or reduce the tax liability of the Indemnified Party in the year of the claim.

       8.7.   CLAIMS FOR INDEMNIFICATION.

              (a) GENERAL. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "INDEMNIFIED PARTY"). Whenever any claim will arise for indemnification hereunder the Indemnified Party will promptly notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis for such claim. The failure so to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby.

              (b) CLAIMS BY THIRD PARTIES. With respect to claims made by third parties, the Indemnifying Party will be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

                     (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                     (ii) no Indemnifying Party will consent to (A) the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and,

                     (iii) if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within ten (10) business days after receipt of notice of the claim, the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Article 8; provided that the Indemnified Party will not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim without the prior written consent of the Indemnifying Party if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

              (c) REMEDIES CUMULATIVE. The remedies provided herein will be cumulative and will not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

9.     MISCELLANEOUS PROVISIONS.

       9.1.   EXPENSES.

       The Purchaser and the Owners will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby, it being expressly understood and agreed that the Owners and not the Seller will bear all such costs and expenses of the Seller and will not use funds of the Seller to pay such costs and expenses.

       9.2.   AMENDMENT AND MODIFICATION.

       This Agreement may not be amended or modified by the parties hereto except by means of a writing duly executed by each of the parties hereto.

       9.3.   WAIVER OF COMPLIANCE; CONSENTS.

       Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

       9.4.   NO THIRD PARTY BENEFICIARIES.

       Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

       9.5.   NOTICES.

       All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally or sent by Federal Express or another nationally recognized overnight delivery service; (ii) on the earlier of the fifth (5th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment and receipt thereof is confirmed telephonically:

       If to the Seller and the Owners:

              To:    Daniels Printing, Limited Partnership
                     40 Commercial Street
                     Everett, MA  02145
                     Attn: Grover B. Daniels II
                     Fax:  (617) 389-6128

              With copies to:

                     Hutchins, Wheeler & Dittmar
                     101 Federal Street
                     Boston, MA  02110
                     Attn: Charles W. Robins
                     Fax:  (617) 951-1295

or to such other person or address as the Representative will furnish to the other parties hereto in writing in accordance with this subsection.

       If to Purchaser:

              To:    Merrill Daniels, Inc.
                     One Merrill Circle
                     St. Paul, MN  55108
                     Attn.: Steven J. Machov, Esq.
                     Fax:   (651) 649-1348

              With a copy to:

                     Oppenheimer Wolff & Donnelly LLP
                     45 South Seventh Street
                     Suite 3400, Plaza VII
                     Minneapolis, MN  55402
                     Attn.: Kevin M. Klemz
                     Fax:   (612) 607-7100

or to such other person or address as the Purchaser will furnish to the other parties hereto in writing in accordance with this subsection.

       9.6.   ASSIGNMENT.

       This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, PROVIDED, HOWEVER, that the Purchaser may assign its rights (but not its obligations) under this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of Merrill.

       9.7.   GOVERNING LAW.

       This Agreement and the enforcement thereof shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

       9.8.   ARBITRATION.

              (a) The parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, except for injunctive relief contemplated by Section
       9.12 (a "DISPUTE") will be resolved as follows. If the Dispute cannot be settled through direct discussions, the parties will first try to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Any Dispute that has not been resolved within 60 days of the initiation of the mediation procedure (the "MEDIATION DEADLINE") will be settled by binding arbitration in Chicago, Illinois by a panel of three (3) arbitrators, selected in accordance with subsection (b) below, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AMERICAN ARBITRATION RULES"). The arbitrators in any such arbitration will have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony and proposed witnesses, and examination by deposition of parties. The arbitrators are not empowered to award damages in excess of compensatory damages, as limited by this Agreement, and each party hereby irrevocably waives any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Minnesota for this purpose. The parties agree that service of process and of any notices required in connection with any arbitration hereunder or any related court proceedings may be given in the manner provided for the giving of notices under this Agreement as set forth in Section 9.5.

              (b) Within twenty (20) days of the Mediation Deadline, the Purchaser will nominate one arbitrator and the Seller and the Owners, together, will nominate one arbitrator. Within thirty (30) days of the nomination and appointment of the two arbitrators, the two arbitrators shall select a third arbitrator, and if they fail to do so, a neutral arbitrator shall be chosen in accordance with the American Arbitration Rules.

       9.9.   COUNTERPARTS.

       This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       9.10.  HEADINGS.

       The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

       9.11.  ENTIRE AGREEMENT.

       This Agreement, the Disclosure Schedule and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this "AGREEMENT" or the "AGREEMENT". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Any provision of this Agreement that becomes invalid or unenforceable under applicable Law will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

       9.12.  INJUNCTIVE RELIEF.

       It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its agreements and covenants in this Agreement. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to seek injunctive relief against the threatened breach of this Agreement hereof or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

       9.13.  CERTAIN DEFINITIONS.

       For purposes of this Agreement, the terms:

              (a) "ENVIRONMENTAL LAW(S)" means any common law or duty, caselaw or other Law, that regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters. Such laws shall include, but not be limited to, the National Environmental Policy Act, 42 U.S.C. Sections 4321 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Federal Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11011, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136, and any caselaw interpretations, amendments or restatements thereof, or similar enactments thereto, as is now or at any time hereafter may be in effect, as well as their international, state and local counterparts.

              (b) "ENVIRONMENTALLY REGULATED MATERIALS" means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental Law or any Occupational Safety and Health Law.

              (c) "MATERIAL ADVERSE EFFECT" means an individual or cumulative material adverse change in or material adverse effect on the business, customers, customer relations, operations, properties, working capital condition (financial or otherwise), assets, properties or liabilities of the Seller, taken as a whole, or the Purchaser, Merrill and their subsidiaries, taken as a whole, as the case may be or would prevent the Seller and the Owners, on the one hand, or the Purchaser, on the other hand, from consummating the transactions contemplated hereby.

              (d) "OCCUPATIONAL SAFETY AND HEALTH LAWS" means any common law or duty caselaw or other Law, that is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards. Such laws shall include, but not be limited to, the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Hazard Communication Act, 29 U.S.C. Section 651 et seq. and any caselaw interpretations, amendments or restatements thereof, or similar enactments thereto, as is now or at any time hereafter may be in effect, as well as their international, state and local counterparts.

              (e) "SELLER'S KNOWLEDGE" and other terms of similar import means (i) the actual knowledge or awareness of the Seller (which shall mean the actual knowledge and awareness after due inquiry of the Owners, officers, directors and key employees of the Seller listed on Exhibit 9.13(e)), and (ii) the knowledge or awareness which a prudent business person would have obtained in the conduct of such business persons business.

              (f) "TAXES" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes.

              (g) "TAX RETURNS" means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "TAX RETURN" means any one of the foregoing Tax Returns.


                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



MERRILL DANIELS, INC.                    DANIELS PRINTING, LIMITED
                                         PARTNERSHIP

                                         By:  Daniels Printing Corp.
                                         Its:  General Partner


By: /s/ Steven J. Machov                By: /s/ Grover B. Daniels II
   ---------------------                    -------------------------

Its: SECRETARY                          Its: PRESIDENT


MERRILL CORPORATION                     DANIELS PRINTING CORP.


By: /s/ Steven J. Machov                By: /s/ Grover B. Daniels II
   ---------------------                    -------------------------

Its: VICE PRESIDENT, GENERAL COUNSEL    Its: PRESIDENT
     AND SECRETARY

                                         /s/ Grover B. Daniels II
                                         ---------------------------------
                                         Grover B. Daniels II

                                         /s/ Lee S. Daniels
                                         ---------------------------------
                                         Lee S. Daniels

                                         /s/ James E. Gately
                                         ---------------------------------
                                         James E. Gately



                                         THE LEE AND JOAN DANIELS FAMILY TRUST


                                         By:  /s/ M. Gordon Ehrlich
                                             --------------------------------
                                         Its: Trustee, as Trustee thereunder
                                              and not individually

                                  TABLE OF CONTENTS

1.  PURCHASE OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.1.   Assets to be Purchased.. . . . . . . . . . . . . . . . . . . . . . .  1
    1.2.   Liabilities Assumed. . . . . . . . . . . . . . . . . . . . . . . . .  3
    1.3.   Purchase Price.. . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    1.4.   Allocation of Purchase Price.. . . . . . . . . . . . . . . . . . . .  6
    1.5.   Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    1.6.   Instruments of Transfer to Purchaser.. . . . . . . . . . . . . . . .  7

2.  REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE OWNERS.. . . . . . . .  8
    2.1.   Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . .  8
    2.2.   Corporate Organization.. . . . . . . . . . . . . . . . . . . . . . .  8
    2.3.   Capitalization.. . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    2.4.   Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    2.5.   Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . . . 10
    2.6.   Consents and Approvals.. . . . . . . . . . . . . . . . . . . . . . . 10
    2.7.   Financial Statements.. . . . . . . . . . . . . . . . . . . . . . . . 10
    2.8.   Absence of Undisclosed Liabilities.. . . . . . . . . . . . . . . . . 11
    2.9.   Absence of Certain Changes.. . . . . . . . . . . . . . . . . . . . . 11
    2.10.  Assets.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    2.11.  Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    2.12.  Receivables and Payables . . . . . . . . . . . . . . . . . . . . . . 13
    2.13.  Intellectual Property Rights.. . . . . . . . . . . . . . . . . . . . 14
    2.14.  Litigation.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    2.15.  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    2.16.  Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    2.17.  Contracts and Commitments; No Default. . . . . . . . . . . . . . . . 18
    2.18.  Orders, Commitments and Returns. . . . . . . . . . . . . . . . . . . 20
    2.19.  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    2.20.  Compliance with Law; Permits and Other Operating Rights. . . . . . . 21
    2.21.  Environmental and Safety Matters.. . . . . . . . . . . . . . . . . . 21
    2.22.  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    2.23.  Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    2.24.  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    2.25.  Absence of Certain Business Practices. . . . . . . . . . . . . . . . 23
    2.26.  Business Generally.. . . . . . . . . . . . . . . . . . . . . . . . . 23
    2.27.  Transactions with Certain Persons. . . . . . . . . . . . . . . . . . 24
    2.28.  Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    2.29.  Accuracy of Information. . . . . . . . . . . . . . . . . . . . . . . 24

3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER. . . . . . . . . . . 25
    3.1.   Corporate Organization.. . . . . . . . . . . . . . . . . . . . . . . 25


    3.2.   Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    3.3.   Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . . . 25
    3.4.   Consents and Approvals.. . . . . . . . . . . . . . . . . . . . . . . 26
    3.5.   Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    3.6.   Financial Ability to Perform.. . . . . . . . . . . . . . . . . . . . 26

4.  COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . 26
    4.1.   Conduct of Business of the Seller. . . . . . . . . . . . . . . . . . 26
    4.2.   No Solicitation of Alternate Transaction; Termination Fee. . . . . . 29
    4.3.   Access to Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . 29
    4.4.   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    4.5.   Filings; Consents; Removal of Objections.. . . . . . . . . . . . . . 30
    4.6.   Further Assurances; Cooperation; Notification. . . . . . . . . . . . 31
    4.7.   Supplements to Disclosure Schedule.. . . . . . . . . . . . . . . . . 32
    4.8.   Public Announcements.. . . . . . . . . . . . . . . . . . . . . . . . 32
    4.9.   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
    4.10.  Bulk Transfers.. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    4.11.  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . 33
    4.12.  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    4.13.  Additional Post-Closing Obligations of the Seller. . . . . . . . . . 36
    4.14.  Covenant Not to Compete; Non-Solicitation. . . . . . . . . . . . . . 37
    4.15.  Real Estate Matters. . . . . . . . . . . . . . . . . . . . . . . . . 37
    4.16.  Use of Name. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
    4.17.  Termination of 401(k) Plan.. . . . . . . . . . . . . . . . . . . . . 39
    4.18.  Workers' Compensation. . . . . . . . . . . . . . . . . . . . . . . . 39
    4.19.  Environmental Liability Protection.. . . . . . . . . . . . . . . . . 40
    4.20.  Intellectual Property Matters. . . . . . . . . . . . . . . . . . . . 40

5.  CONDITIONS TO PURCHASER'S OBLIGATIONS.. . . . . . . . . . . . . . . . . . . 40
    5.1.   Representations and Warranties True. . . . . . . . . . . . . . . . . 40
    5.2.   Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    5.3.   Required Approvals and Consents. . . . . . . . . . . . . . . . . . . 41
    5.4.   Adverse Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    5.5.   No Proceeding or Litigation. . . . . . . . . . . . . . . . . . . . . 41
    5.6.   Opinion of Seller's Counsel. . . . . . . . . . . . . . . . . . . . . 41
    5.7.   Legislation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    5.8.   Certificates.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    5.9.   Employment, Consulting and Non-Compete Agreements. . . . . . . . . . 42
    5.10.  Appropriate Documentation. . . . . . . . . . . . . . . . . . . . . . 42
    5.11.  HSR Filing.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    5.12.  Title Commitments and Surveys. . . . . . . . . . . . . . . . . . . . 42
    5.13.  Facilities Lease.. . . . . . . . . . . . . . . . . . . . . . . . . . 42
    5.14.  Environmental Liability Protection.. . . . . . . . . . . . . . . . . 42
    5.15.  Intellectual Property Matters. . . . . . . . . . . . . . . . . . . . 43

6.  CONDITIONS TO OBLIGATIONS OF THE SELLER AND THE OWNERS. . . . . . . . . . . 43


    6.1.   Representations and Warranties True. . . . . . . . . . . . . . . . . 43
    6.2.   Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    6.3.   Corporate Approvals. . . . . . . . . . . . . . . . . . . . . . . . . 43
    6.4.   No Proceeding or Litigation. . . . . . . . . . . . . . . . . . . . . 43
    6.5.   Certificates.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    6.6.   Payment of Consideration.. . . . . . . . . . . . . . . . . . . . . . 44
    6.7.   HSR Filing.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    6.8.   Opinion of Purchaser's Counsel.. . . . . . . . . . . . . . . . . . . 44

7.  TERMINATION AND ABANDONMENT.. . . . . . . . . . . . . . . . . . . . . . . . 44
    7.1.   Termination by Mutual Consent. . . . . . . . . . . . . . . . . . . . 44
    7.2.   Termination by Either the Seller or the Purchaser. . . . . . . . . . 44
    7.3.   Termination by the Purchaser.. . . . . . . . . . . . . . . . . . . . 45
    7.4.   Termination by the Seller. . . . . . . . . . . . . . . . . . . . . . 45
    7.5.   Procedure and Effect of Termination. . . . . . . . . . . . . . . . . 45

8.  SURVIVAL AND INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . 46
    8.1.   Survival of Representations, Warranties and Covenants;
           Investigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
    8.2.   Indemnification by the Purchaser.. . . . . . . . . . . . . . . . . . 46
    8.3.   Indemnification by the Seller and the Owners.. . . . . . . . . . . . 47
    8.4.   Limitation on Indemnification. . . . . . . . . . . . . . . . . . . . 48
    8.5.   Exception Amount.. . . . . . . . . . . . . . . . . . . . . . . . . . 48
    8.6.   Reduction of Indemnification Claims. . . . . . . . . . . . . . . . . 49
    8.7.   Claims for Indemnification.. . . . . . . . . . . . . . . . . . . . . 49

9.  MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 50
    9.1.   Expenses.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    9.2.   Amendment and Modification.. . . . . . . . . . . . . . . . . . . . . 50
    9.3.   Waiver of Compliance; Consents.. . . . . . . . . . . . . . . . . . . 50
    9.4.   No Third Party Beneficiaries.. . . . . . . . . . . . . . . . . . . . 51
    9.5.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    9.6.   Assignment.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    9.7.   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    9.8.   Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    9.9.   Counterparts.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
    9.10.  Headings.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
    9.11.  Entire Agreement.. . . . . . . . . . . . . . . . . . . . . . . . . . 53
    9.12.  Injunctive Relief. . . . . . . . . . . . . . . . . . . . . . . . . . 53
    9.13.  Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . . 54


       The following documents are exhibits to the Asset Purchase Agreement and have been omitted pursuant to Item 601(b)(2) of Regulation S-K. These exhibits will be furnished supplementally to the Commission upon request.


                                   LIST OF EXHIBITS

NAME OF EXHIBIT                                                     NUMBER OF EXHIBIT
---------------                                                     -----------------

List of Trade Names to be Purchased. . . . . . . . . . . . . . . . . . Exhibit 1.1(a)

Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit 1.1(b)

Liabilities Undertaking. . . . . . . . . . . . . . . . . . . . . . . . . .Exhibit 1.2

Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit 1.3(b)

Allocation of Purchase Price Among the Assets. . . . . . . . . . . . . . .Exhibit 1.4

Bill of Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Exhibit 1.6

Employees to be Hired. . . . . . . . . . . . . . . . . . . . . . . . .Exhibit 4.11(a)

Schedule of Benefits . . . . . . . . . . . . . . . . . . . . . . . . .Exhibit 4.11(c)

Opinion of Seller's Counsel. . . . . . . . . . . . . . . . . . . . . . . .Exhibit 5.6

Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .Exhibit 5.9

Non-Competition Agreement. . . . . . . . . . . . . . . . . . . . . . . Exhibit 5.9(a)

Opinion of Purchaser's Counsel . . . . . . . . . . . . . . . . . . . . . .Exhibit 6.8

Owner Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Exhibit 8.3

List of Key Employees. . . . . . . . . . . . . . . . . . . . . . . . .Exhibit 9.13(e)


                                LIST OF DEFINED TERMS

TERM                                                                             PAGE
401(k) Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
American Arbitration Rules . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
Antitrust Division . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Assumed Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Authorities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Boston Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
COBRA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Condo Landlords. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Copyrights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Daniels. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
DEP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Disclose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Dispute. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Environmental Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Environmental Law(s) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
Environmentally Regulated Materials. . . . . . . . . . . . . . . . . . . . . . . . 55
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Escrow Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Escrow Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Exception Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Fleet Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
FTC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
G. Daniels . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
GACC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Gately . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1


HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Indemnification Cap. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Jain Lawsuit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
L.Daniels. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Latest Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Liabilities Undertaking. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
License Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
Material Customer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Mediation Deadline . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
Merrill. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
New York Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Non-Competition Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Occupational Safety and Health Laws. . . . . . . . . . . . . . . . . . . . . . . . 55
Owners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Patents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Permitted Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Phase II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Purchaser's Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
Purchaser's Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
Purchaser Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . 48
Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Registered Intellectual Property Rights. . . . . . . . . . . . . . . . . . . . . . 14
Retained Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Seller's Agents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Seller's Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
Seller's Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
Seller's Losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47


Seller Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Seller Severance Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Service Marks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Site . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Surveys. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
Tax. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
Termination Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Third Party Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . 15
Trade Secrets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Transferred Employee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
WARN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Welfare Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Year 2000 Compliant. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
